Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH

By
COMM BANCORP, INC.

Of

Up to 110,000 Shares of Common Stock, Par Value $0.33 Per Share,
At a Purchase Price Not Greater Than $52 Nor Less Than $46 Per Share

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 13, 2007, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

COMM BANCORP, INC. IS:

•	offering to purchase up to 110,000 shares of our common stock in a tender offer;

•	offering to purchase these shares at a price not greater than $52 nor less than $46 per share in cash, without interest; and

•	listed on the NASDAQ Stock Market under the symbol “CCBP”. On March 13, 2007, the last practicable trading day that we could use before the announcement of our offer, the closing sale price of the shares was $44.74 per share.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, THEN YOU MUST:

•	specify the price between $46 and $52 at which you are willing to tender your shares;

•	specify the number of shares you want to tender; and

•	follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

•	we will select the lowest purchase price specified by tendering stockholders that will allow us to purchase up to 110,000 shares or such lesser number of shares as are tendered;

•	if the number of shares tendered at or below the selected price is not more than 110,000, we will purchase all these shares at that price; and

•	if the number of shares tendered at or below the selected price is more than 110,000, we will purchase shares at the selected price:

•	first from holders of less than 100 shares who tendered all of their shares at or below the selected price; and

•	then, on a pro rata basis from all other stockholders who tendered shares at or below the selected price.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed under “The Offer — 6. Conditions of Our Offer” starting on page 23 of this document.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, OUR FINANCIAL ADVISOR NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED.

This document contains important information about our offer. We urge you to read it in its entirety. The Dealer Manager for this Offer is:

The date of this Offer to Purchase is March 19, 2007

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the expiration date:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

•	if you hold certificates in your own name, then (a) complete and sign the Letter of Transmittal according to its instructions, and (b) deliver (i) the Letter of Transmittal, together with any required signature guarantee, (ii) the stock certificates representing your shares, and (iii) any other documents required by the Letter of Transmittal to American Stock Transfer & Trust Company (the “depository”).

If you want to tender your shares, but:

•	your stock certificates representing your shares are not immediately available or they cannot be delivered to the depository, or

•	your other required documents cannot be delivered to the depository by the expiration date,

then you can still tender your shares, if you comply with the guaranteed delivery procedure described under “The Offer — 2. Procedures for Tendering Shares” starting on page 18 of this document.

TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN (A) THIS DOCUMENT, (B) THE LETTER OF TRANSMITTAL, AND (C) THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to “Shares tendered at price determined pursuant to the offer” in that section of the letter of transmittal. Note that this election could result in your shares being purchased at the minimum price of $46 per share.

If you have any questions or need assistance, you should contact Georgeson Inc. (the “information agent”) or Sandler O’Neill + Partners, L.P. (the “dealer manager”) for our offer, at their respective addresses and telephone numbers on the back page of this document. You may request additional copies of this document, the Letter of Transmittal or the notice of guaranteed delivery from the information agent.

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Section	Page

SUMMARY TERM SHEET	1
FORWARD-LOOKING STATEMENTS	4
SPECIAL FACTORS	5
1. PURPOSES OF AND REASONS FOR THE OFFER	5
2. FAIRNESS OF THE OFFER	6
3. FAIRNESS OPINION OF DANIELSON CAPITAL, LLC	8
4. OUR PLANS AFTER THE OFFER	11
5. EFFECTS OF THE OFFER	11
6. INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING OUR SHARES	12
7. FEDERAL INCOME TAX CONSEQUENCES	12
THE OFFER	15
1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE	15
2. PROCEDURES FOR TENDERING SHARES	18
3. WITHDRAWAL RIGHTS	21
4. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE	22
5. CONDITIONAL TENDER PROCEDURES	23
6. CONDITIONS OF OUR OFFER	23
7. PRICE RANGE OF SHARES; DIVIDENDS	25
8. SOURCE AND AMOUNT OF FUNDS	25
9. INFORMATION ABOUT US AND THE SHARES	25
10. EFFECTS OF OUR OFFER ON THE MARKET FOR OUR SHARES	26
11. LEGAL MATTERS; REGULATORY APPROVALS	27
12. EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT	27
13. SOLICITATION FEES AND EXPENSES	28
14. MISCELLANEOUS	28
EXHIBIT I — FAIRNESS OPINION OF DANIELSON CAPITAL, LLC	I-1
SCHEDULE A — DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS	A-1
SCHEDULE B — AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF COMM BANCORP, INC. AT AND FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004 AND NOTES THERETO	B-1

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this document. However, you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read this entire document and the related Letter of Transmittal carefully because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?	Comm Bancorp, Inc. (“Bancorp”) is offering to purchase up to 110,000 shares of our outstanding common stock. See “The Offer — 9. Information About Us and the Shares” starting on page 25 of this document.

WHAT IS THE PURCHASE PRICE?	The price range for our offer is $46 to $52.

We are conducting the offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to choose a price within this price range at which you are willing to sell your shares to us.

We will analyze the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest price. If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

If you wish to maximize the chance that your shares will be purchased, you should check the box next to “Shares tendered at price determined pursuant to the offer” in the section of the Letter of Transmittal titled “Price At Which You Are Tendering.” You should understand that this election could result in your shares being purchased at the minimum price of $46 per share. See “The Offer — 1. Number of Shares; Price; Priority of Purchase” starting on page 15 of this document.

HOW AND WHEN WILL I BE PAID?	If your shares are purchased in our offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See “Special Factors — 7. Federal Income Tax Consequences” starting on page 12 of this document, “The Offer — 1. Number of Shares; Price; Priority of Purchase” starting on page 15, “— 2. Procedures for Tendering Shares” starting on page 18 of this document, and “— 4. Purchase of Shares and Payment of Purchase Price” starting on page 22 of this document.

HOW MANY SHARES WILL BANCORP PURCHASE IN ALL?	We will purchase up to 110,000 shares in our offer, or approximately 6% of our outstanding common stock as of December 31, 2006. We also reserve the right to purchase additional shares up to 37,030 or 2% of the outstanding shares, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered. See “The Offer — 1. Number of Shares; Price; Priority of Purchase” starting on page 15 of this document.

IF I TENDER MY SHARES, HOW MANY OF MY SHARES WILL BANCORP PURCHASE?	All the shares that you tender in our offer may not be purchased, even if they are tendered at or below the price we select. If more than 110,000 shares are at or below the selected purchase price, we will purchase shares based on the following order of priority:

• First, we will purchase shares from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at prices equal to or below the selected price.

• Second, we will purchase shares from all other stockholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis, subject to the conditional tender provisions described under “The Offer — 5. Conditional Tender Procedures” on page 23 of this document. As a result, we will purchase the same percentage of shares from each tendering stockholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

As noted above, we may also choose to purchase an additional 37,030 or 2% of the outstanding shares, subject to applicable legal rules. See “The Offer — 1. Number of Shares; Price; Priority of Purchase” starting on page 15 of this document.

HOW WILL BANCORP PAY FOR THE SHARES?	We would need a maximum of $5,720,000 to purchase 110,000 shares at the highest price of $52. We will use cash on hand to pay for the shares we purchase in this offer. See “The Offer — 8. Source and Amount of Funds” on page 25 of this document.

HOW LONG DO I HAVE TO TENDER MY SHARES TO BANCORP?	You may tender your shares until our offer expires. The offer is scheduled to expire on April 13, 2007 at 5:00 p.m., New York City Time, but we may choose to extend our offer at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. See “The Offer — 1. Number of Shares; Price; Priority of Purchase” starting on page 15 of this document and “— 12. Extension of Our Offer; Termination; Amendment” starting on page 27 of this document.

HOW WILL I BE NOTIFIED IF BANCORP EXTENDS THIS OFFER?	If we extend our offer, then we will make a public announcement before 9:00 a.m., New York City Time, on the first business day after the scheduled expiration date. See “The Offer — 12. Extension of Our Offer; Termination; Amendment” starting on page 27 of this document.

WHAT ARE THE CONDITIONS TO BANCORP’S OFFER?	Our obligation to accept and pay for your tendered shares is conditioned upon the satisfaction or waiver of the conditions described in this document. See “The Offer — 6. Conditions of Our Offer” starting on page 23 of this document.

HOW DO I TENDER MY SHARES?	To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover of this document before the expiration date.

You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document.

See “The Offer — 2. Procedures for Tendering Shares” starting on page 18 of this document and the instructions to the Letter of Transmittal.

HOW DO PARTICIPANTS IN THE COMMUNITY BANK AND TRUST COMPANY PROFIT SHARING AND RETIREMENT SAVINGS PLAN (“PLAN”) PARTICIPATE IN THE OFFER?	Participants in this Plan may not use the Letter of Transmittal to direct the tender of their shares in such Plan, but instead must follow the separate instructions related to those shares in the letter from us mailed to participants in the Plan along with this Offer to Purchase. If you are a participant in the Plan and wish to have the Trustee tender some or all of the shares held in the Plan, you must complete, execute and return the separate direction form to the trustee included with our letter to such participants. See “The Offer — 2. Procedures For Tendering Shares” starting on page 18 of this document.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I CHANGE MY MIND?	Yes. If you tender your shares and change your mind, you may withdraw your shares at any time before our offer expires.

In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City Time, on May 11, 2007. See “The Offer — 3. Withdrawal Rights” starting on page 21 of this document.

To withdraw your shares, you must timely deliver a written notice of your withdrawal to the depository at the address or facsimile number appearing on the back page of this document. Your notice of withdrawal must specify (1) your name, (2) the number of shares to be withdrawn, and (3) the name of the registered holder of the shares. Some additional requirements apply if the certificates for the shares to be withdrawn have been delivered to the depository. See “The Offer — 3. Withdrawal Rights” starting on page 21 of this document.

WHAT DO BANCORP AND ITS BOARD OF DIRECTORS THINK ABOUT THIS OFFER?	Our Board of Directors has approved this offer. However, neither we, our board of directors, financial advisor, the dealer manager nor the information agent is making any recommendation regarding whether you should tender or not tender your shares or at what price you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Some of our directors and executive officers have advised us that they intend to tender shares in our offer, See “Special Factors — 1. Purposes of and Reasons for the Offer” starting on page 5 of this document and “— 6. Interests of our Directors and Executive officers; Transactions and Arrangements Concerning Our Shares” on page 12 of this document.

WILL BANCORP’S DIRECTORS AND OFFICERS TENDER THEIR SHARES IN THIS OFFER?	Some of our directors and officers have advised us that they intend to tender shares pursuant to the Offer. See “Special Factors — 6. Interests of our Directors and Executive Officers and Principal Stockholders; Transactions and Arrangements Concerning our Shares” page 12 of this document.

WHAT IS A RECENT MARKET PRICE OF MY BANCORP SHARES?	Our common stock is traded on The NASDAQ Stock Market under the symbol CCBP. On March 13, 2007, the closing sale price of our common stock on The NASDAQ Stock Market was $44.74. We urge you to obtain more current market quotations for your shares. For trading information regarding the shares, stockholders may call the information agent, toll free at (866) 909-6475 and banks and brokers may call (212) 440-9800. See “The Offer — 7. Price Range of Shares; Dividends” on page 25 of this document.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAX IF I TENDER MY SHARES TO BANCORP?	If you are a registered stockholder and tender your shares directly to the depository, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See “The Offer- 2. Procedures for Tendering Shares” starting on page 18 of this document

If you instruct the depository in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See “The Offer — 4. Purchase of Shares and Payment of Purchase Price” starting on page 22 of this document.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES TO BANCORP?
Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as:
• A sale or exchange eligible for capital gains treatment; or

• A dividend subject to ordinary income tax rates. See “Special Factors — 7. Federal Income Tax Consequences” starting on page 12 of this document.

WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT BANCORP’S OFFER?	Our information agent can help answer your questions. The information agent is Georgeson Inc. Their contact information appears on the back page of this document.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES OF COMMON STOCK?	Stockholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the offer. See “Special Reasons — 1. Purposes of And Reasons For the Offer” starting on page 5 of this document and “The Offer — 9. Information About Us And the Shares” starting on page 25 of this document.

FORWARD-LOOKING STATEMENTS

This document contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “may,” “will” and “potential” and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

•	the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins or may adversely affect lending operations;

•	changes in deposit flows, loan demand or real estate values may adversely affect our business;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•	general economic conditions, either nationally or locally, in the markets in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

•	legislation or regulatory changes may adversely affect our business;

•	technological changes may be more difficult or expensive than we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

•	litigation or other matters before regulatory agencies, that could commence in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

SPECIAL FACTORS

1.	PURPOSES OF AND REASONS FOR THE OFFER

We are making this offer to enable you to decide whether you desire to continue your investment in Bancorp or whether you desire to obtain current value for your shares.

Over time, our profitable operations have contributed to the growth of a capital base that exceeds all applicable regulatory standards and the amount of capital needed to support our banking business. After evaluating a variety of alternatives to utilize more effectively our capital base and to attempt to maximize stockholder value, our management and Board of Directors believe that the purchase of shares pursuant to the offer is a positive action that is intended to accomplish the desired objectives. Other actions previously employed, including periodic open market purchases of shares and quarterly cash dividends, have enhanced stockholder value, but capital remains at high levels, and this affects our ability to produce desired returns for stockholders.

The offer is designed to restructure our balance sheet in order to increase return on equity and earnings per share by reducing the amount of equity and shares outstanding. Based upon the range of prices at which we are offering to purchase our common stock, we believe that the purchase of shares is an attractive use of funds. Following the purchase of the shares, we believe funds provided by earnings, combined with other sources of liquidity, will be fully adequate to meet our funding needs for the foreseeable future. Upon completion of the offer, we expect that Comm Bancorp, Inc. and our wholly owned subsidiary bank, Community Bank and Trust Company, referred to as the Bank, will continue to maintain the highest regulatory standards for capital.

The modified “Dutch Auction” tender offer represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of cash if they so elect. This format of purchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of surplus capital and an efficient means to provide value to our stockholders. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

Stockholders who do not tender their shares pursuant to the offer and stockholders who otherwise retain an equity interest in us as a result of a partial tender of shares or a proration, as described in this Offer to Purchase, will continue to be owners of Comm Bancorp, Inc. with the attendant risks and rewards associated with owning the equity securities of Comm Bancorp, Inc. As noted above, Comm Bancorp, Inc., following completion of the offer, will maintain the highest regulatory capital ranking. Consequently, we believe that stockholders will not be subject to materially greater risk as a result of the reduction of the capital base.

If fewer than 110,000 shares are purchased pursuant to the offer, we may purchase the remainder of the shares on the open market, in privately negotiated transactions or otherwise. In the future, we may determine to purchase additional shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of this offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date. Any future purchases of shares by us would depend on many factors, including the market price of the shares, our business and financial position, and general economic and market conditions.

Shares we acquire pursuant to the offer will be restored to the status of authorized and unissued shares, or placed in our treasury. These shares will be available for us to issue without further stockholder action, except as required by applicable law, including applicable rules and regulations of The NASDAQ Stock Market, for purposes including, but not limited to, the acquisition of other businesses and the raising of additional capital for use in our business. We have no current plans for reissuance of the shares purchased pursuant to the offer.

NOTICE

NEITHER COMM BANCORP, INC., OUR BOARD OF DIRECTORS, OUR DEALER MANAGER, OUR INFORMATION AGENT, NOR OUR FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR NOT TO TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH A STOCKHOLDER MAY CHOOSE TO TENDER HIS, HER OR ITS SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. A STOCKHOLDER SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, CONSULT HIS, HER OR ITS OWN INVESTMENT AND TAX ADVISORS, AND MAKE HIS, HER OR ITS OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

2.	FAIRNESS OF THE OFFER

On March 2, 2007, our Board of Directors approved the offer as fair and in the best interests of Bancorp and all our stockholders.

The Board of Directors took into account a number of factors, including the following, in support of its determination that the offer is fair and in the best interest of Bancorp and all of its stockholders:

•	The opinion delivered to the Board of Directors by Danielson Capital, LLC, our financial advisor (“Danielson Capital”), that the consideration to be received in the offer is fair, from a financial point of view, to our stockholders. A copy of Danielson Capital’s opinion is attached to this document as Exhibit I and should be read in its entirety by each stockholder. For a description of the information presented by Danielson Capital to us, see “Special Factors — 3. Fairness Opinion of Danielson Capital, LLC” starting on page 8 of this document.

•	Our financial condition and results of operations, including our earnings per share and capital levels for the year ended December 31, 2006.

•	Our capital and the capital of the Bank, which after our purchase of up to 110,000 shares in the offer would remain significantly in excess of minimum capital requirements. The following table sets forth (a) Comm Bancorp, Inc.’s (on a consolidated basis), and the Bank’s capital ratios as of December 31, 2006 (audited) and as adjusted to give effect to the purchase of 110,000 shares close to the mid-point of the price range in this offer, and (b) the minimum capital ratios for commercial member banks required by the Board of Governors of the Federal Reserve System:

							Minimum to be
							Well Capitalized
			After the Purchase		Minimum for		Under Prompt
			of 110,000 Shares		Capital Adequacy		Corrective Action
December 31, 2006	Actual		at $49 Per Share		Purposes		Provisions
(Audited)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I capital to risk-weighted assets:
Consolidated	$52,745	12.5%	$47,355	11.2%	$16,881	4.0%
Bank	$50,827	12.1%	$45,437	10.8%	$16,851	4.0%	$25,277	6.0%
Total capital to risk-weighted assets:
Consolidated	$57,180	13.5%	$51,790	12.3%	$33,763	8.0%
Bank	$55,262	13.1%	$49,872	11.9%	$33,703	8.0%	$42,128	10.0%
Tier I capital to total average assets less intangible assets:
Consolidated	$52,745	9.7%	$47,355	8.8%	$21,670	4.0%
Bank	$50,827	9.4%	$45,437	8.4%	$21,631	4.0%	$27,039	5.0%

•	The percentage by which the per share price to be paid in the offer exceeds recent trading prices and estimated trading values. See “Special Factors — 3. Fairness Opinion of Danielson Capital, LLC” starting on page 8 of this document.

•	The likelihood that the transaction would be consummated.

•	The fact that our stockholders would be able to participate in the offer by selling a portion of their shares and have the opportunity to participate in any future growth following consummation of the offer.

•	The fact that our offer is a voluntary transaction in which our stockholders may or may not participate.

•	The limited trading market for our common stock, including limited liquidity and trading volume.

The Board did not entertain a sale or liquidation of Bancorp as a factor in its evaluation of the fairness of the transaction. Because of the financial nature of a financial institution’s primary assets and the many other readily available bank holding company specific indicators of value, such as the Bank’s total assets, income, deposits and interest rate spread, the Board did not place any significance on going concern value and liquidation value in its evaluation.

The Board did consider purchase prices paid in prior stock repurchases, as there were repurchases of stock by Bancorp in the past two years. The Board did not consider any of the following as there were no firm offers for (a) the merger or consolidation of Bancorp with or into another company or vice versa; (b) the sale or other transfer of all or any substantial part of the assets of Bancorp; or (c) a purchase of our securities that would enable the holder to exercise control of Bancorp.

In view of the wide variety of factors considered in connection with its evaluation of the offer, our Board of Directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the offer. In making its determination that the offer is substantively fair and in the best interests of our stockholders, our Board of Directors considered the opinion of Danielson Capital, and such opinion and related discussion were accepted and adopted by the Board.

The Board of Directors has approved the offer. We believe that our offer is fair with respect to the procedure we adopted and the price range offered. We base these beliefs on the unanimous approval of our offer by all of our non-employee directors and on the following factors: (i) that the offer allows stockholders to choose a price within a range established by us at which they are willing to tender; (ii) stockholders are not compelled to tender;

(iii) stockholders are provided with full disclosure of the terms and conditions of the offer; and (iv) stockholders are afforded sufficient time to consider the offer. For those stockholders who tender shares and are no longer stockholders, our Board has determined that such stockholders will receive a fair price for their shares. The Board has also determined that the transaction is fair to those stockholders who remain stockholders following the completion of the offer as they will retain a greater equity interest. See “Special Factors — 5. Effects of the Offer” on page 11 of this document for a detailed discussion of the consequences that result from remaining a continuing stockholder of Bancorp. See also “The Offer — 1. Number of Shares; Price; Priority of Purchase” starting on page 15 of this document.

3.	FAIRNESS OPINION OF DANIELSON CAPITAL, LLC

In January 2007, we retained Danielson Capital, an investment banking and consulting firm with considerable experience in the commercial banking industry, to render a fairness opinion to our Board. This fairness opinion will pertain to the fairness of our offer, from a financial point of view to our stockholders, to purchase shares in a modified “Dutch auction” at a price ranging from $46 to $52 per share.

Danielson Capital, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with stock offerings, tender offers, acquisitions and other securities transactions.

In preparing its opinion, Danielson Capital relied on some public data as well as data supplied by us. Danielson Capital believes all of this information to be reliable, but the accuracy or completeness of such information cannot be guaranteed, and was not independently verified by Danielson Capital.

On March 2, 2007, Danielson Capital rendered a written opinion to our Board that the price range of the tender offer is fair, from a financial point of view, to stockholders of Bancorp, including both those who receive cash and those who will retain their shares after the tender offer. This opinion was based on conditions as they existed on February 28, 2007. A copy of the opinion is attached as Exhibit I to this document and each stockholder should read such opinion in its entirety. Danielson Capital’s written opinion does not constitute an endorsement of the offer or a recommendation to any stockholder to tender or retain their shares.

In rendering its opinion, Danielson Capital reviewed, analyzed and relied upon material bearing upon the financial condition and operating performance of Bancorp, including among other things, the following:

(i) the Offer to Purchase;

(ii) draft copy of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2006 of Bancorp;

(iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Bancorp through September 30, 2006 and certain other communications from Bancorp to its stockholders;

(iv) the Bank’s quarterly financial reports submitted to various regulatory agencies; and

(v) other financial information concerning the business and operations of Bancorp and the Bank furnished to Danielson Capital by us for purpose of its analysis.

These reports included, but were not limited to, loan schedules, non-performing asset schedules, investment securities schedules and deposit summaries. Additionally, Danielson Capital held discussions with senior management of Bancorp and the Bank regarding past and current business operations, regulatory relations, financial conditions and future prospects.

In conducting various valuation analyses in support of its opinion, Danielson Capital considered recent developments and conditions in the equity market for commercial banking institutions and such financial and pricing factors as it has deemed appropriate under the circumstances including, among others, the following:

(i) the impact of stock repurchases on earnings per share, book value per share, equity levels and return on equity;

(ii) our recent trading activity and the pricing characteristics of the stock of comparable commercial banking institutions with similar asset size, earnings ratios, non-interest income ratios and market area;

(iii) pricing premiums paid in recent tender offers and other types of stock repurchase transactions similar to this offer;

(iv) pricing characteristics such as price/earnings and price/tangible book value ratios related to the price range of this offer; and

(v) a discounted cash flow and terminal value analysis of Bancorp.

Stock Purchase Analysis

Danielson Capital analyzed the pro forma financial impact resulting from our purchase of up to 110,000 shares in the tender offer at prices ranging from $46 to $52 per share. This analysis focused on pro forma financial data such as earnings per share, book value per share, tangible equity as a percent of tangible assets and return on equity. The purchase analysis showed that even if the 110,000 shares were purchased by us at $52 per share, the high end of the range, the pro forma financial impact would be modestly favorable to us:

		Pro-Forma
		55,000	110,000
		Shares at	Shares at
	2006*	$52 Per Share	$52 Per Share

Earnings per share	$3.43	$3.48	$3.52
Book value per share	$29.27	$28.58	$27.84
Tangible equity/tangible assets	9.96%	9.48%	8.99%
Return on equity	12.19%	12.66%	13.19%

*	December 31, 2006 or the year ended December 31, 2006.

As shown in the above table, even if 110,000 shares are purchased at the high end of the range, we are expected to maintain a strong capital ratio. Also, on a pro forma basis, while there is a decrease in book value per share, this is offset by improvements in earnings per share and return on equity.

Comparative Pricing Analysis

Danielson Capital compared our pricing characteristics with those of two peer groups of other commercial banking institutions to determine if we are trading at a reasonable price relative to such peers. The comparative peer groups were composed of commercial banking institutions exhibiting similar financial characteristics as us, including asset size, earnings ratios, non-interest income ratios and market area.

Danielson Capital noted that while our common stock is traded on The NASDAQ Stock Market, the stock is not actively traded and generally exhibited lower trading volume than its comparable peers. Reflecting its limited liquidity, the stock typically trades with a large spread between the “bid” and “ask” price. During 2006 and in 2007, through February 28, 2007, actual trades in the stock reflected a high degree of price variability and low volume.

•	In 2006, the stock traded from a low of $38.00 to a high of $51.49, with an average daily volume of 553 shares.

•	In January of 2007, the stock traded from a low of $42.25 to a high of $45.24, with an average daily volume of 585 shares. The weighted average price of trades during this period was $43.00 per share.

•	In February of 2007, the stock traded from a low of $44.00 to a high of $45.50, with an average daily volume of 1,279 shares. The weighted average price of trades during this period was $44.87 per share.

Based on the average weighted stock price of $44.87 for the month of February in 2007, Bancorp had a price/earnings multiple of 13.1X and a price/tangible book ratio of 155%. Comparatively, the two comparable groups had price/earnings multiples of 14.3 and 15.0 and price/tangible book ratios of 177% and 185%. Thus, it was noted that

Bancorp traded at a slight discount to the comparable banks. Based on the pricing multiples of the two groups of comparable banks, Bancorp’s pricing would be:

•	Using a price/earnings multiple of 14.3 and 15.0 yields a price of $49.10 and $51.51 per share.

•	Using a price/tangible book ratio of 177% and 185% creates a price of $51.48 and $53.81 per share.

Danielson Capital concluded that since Bancorp’s earnings are normal and consistent and expected to remain so, a price/earnings multiple, rather than a price/tangible book ratio, provides the best method of valuation. Ratios based on price/tangible book, though, provide a reasonable check on a price/earnings based valuation.

Danielson Capital further concluded that while Bancorp traded at a moderate discount to the medians of the comparative peer groups on a price/earnings basis at a range of about $42.25 to $45.50 per share in 2007 through February 28th, our stock was trading at a reasonable level.

Review of Premiums Paid in Other Stock Purchase Transactions

Danielson Capital reviewed the level of premiums paid in relation to recent trading prices in other tender offers and noted that the level varied widely and had little or no consistency. However, it is common for a small premium to be paid as an inducement for stockholders to tender their shares. Danielson Capital believes that a small premium of up to 15% is appropriate for this transaction.

Based on the weighted average stock price in February 2007 of $44.87 per share, a premium of 15% would result in a price of $51.60 per share. This is only slightly below the high end of the proposed fair value range of $46 to $52 per share, which is 2.5% to 15.9% above February’s average weighted price.

Discounted Cash Flow and Terminal Value Analysis

Danielson Capital also performed an analysis of potential returns to our stockholders. Under the assumption that a stockholder will retain his or her ownership of our stock for seven years and then sell the stock into the marketplace, this analysis provides a present value estimate of our future cash dividend streams to stockholders and the future trading price of our stock.

The analysis assumed annual net income growth of 7% and dividends paid out on capital in excess of 7.50% of assets. These growth assumptions are not based upon any formal projections or budgets, but are estimates that Danielson Capital believes are reasonable. Because the assumptions and resulting projections are subject to significant uncertainties, including changes in the interest rate environment, as well as the competitive and economic environment, no assurance can be given that actual net income and dividends will meet these projections, and you should not rely on these projections as an indication as to whether or not tendering your stock is an appropriate decision for you.

To approximate the terminal values of our common stock at the end of a seven year period, Danielson Capital applied price/earnings multiples of 13 and 15, chosen to reflect Bancorp’s current trading multiple and those of the comparable banks. The resulting dividend streams and terminal values were then discounted to present values using a discount rate of 12%, chosen to reflect an appropriate rate of return required by a prospective buyer of our stock.

Under each of the scenarios, Danielson Capital derived a present value for future dividend payments and our stock, assuming a stockholder sells his or her stock after seven years. The analysis indicated a present value for our common stock ranging from $41.38 using a terminal value of 12 and $45.33 using a terminal value of 15.

These present value figures are very close to our recent trading range of about $42.25 to $45.50 per share in 2007 through February 28th, and further confirm Danielson Capital’s conclusion that our stock was trading at a reasonable level. These results also serve to confirm the fairness of the tender offer price range of $46 to $52 per share, which reflects a small premium over the current market value, to stockholders who will receive cash and those who will retain their shares after the tender offer.

Conclusion

Based on the results of the above described valuation analysis, it is Danielson Capital’s opinion that the tender offer is fair, from a financial point of view, to our stockholders.

For its services as an independent financial advisor in connection with its valuation analyses and fairness opinion, we agreed to pay Danielson Capital aggregate professional fees of $7,000, plus reasonable out-of-pocket expenses, capped at $250, unless approved by Bancorp. The fees being paid to Danielson Capital for these services are not material relative to Danielson Capital’s total gross revenue.

4.	OUR PLANS AFTER THE OFFER.

It is expected that following the offer, our business and operations will be continued substantially as they are currently being conducted by management. However, we will continue to review our business plan and strategic direction and in such process may develop strategies for internal growth through expansion of products and services or growth through acquisitions or branching, as the case may be.

OTHER TRANSACTIONS.  Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries,

•	a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries taken as a whole,

•	a material change in our present dividend rate or policy, or in our indebtedness or capitalization,

•	a change in our present Board of Directors or management,

•	a material change in our corporate structure or business,

•	an acquisition or disposition by any person of our securities, or

•	a change in our amended articles of incorporation, by-laws or other governing documents or an action that could impede the acquisition of control of us.

Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

5.	EFFECTS OF THE OFFER

As we described above, this offer will reduce the number of our issued and outstanding shares of common stock. Accordingly, if you do not tender, upon the completion of the offer, you will realize a proportionate increase in your relative ownership interest in Bancorp, and thus, in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As we discuss below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

Consummation of the offer will permit the continuing stockholders to receive the benefits that result from ownership of their equity interest in us. Such benefits include the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in the value of Bancorp following the offer.

You will be able to sell shares that you do not tender or that are otherwise not purchased in our offer. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this offer. Consummation of the offer will further reduce the liquidity of the shares. See “The Offer — 10. Effects of Our Offer on the Market for our Shares” on page 26 of this document.

6.	INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING OUR SHARES

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS.  Information about our directors, directors emeriti and executive officers and principal stockholders, including information relating to stock ownership, and the business address of such directors, officers and principal stockholders is set forth in SCHEDULE A to this document. As of February 16, 2007, our directors, directors emeriti and executive officers and principal stockholders as a group beneficially owned an aggregate of 507,998.8 shares (approximately 27% of the outstanding shares).

The following directors, director emeritus, executive officers and principal stockholders have expressed their intent to tender the following number of shares.

Name and Title	Number of Shares

David L. Baker	100.00
Thomas M. Chesnick	300.00
William F. Farber, Sr.	2,000.00
Judd B. Fitze	1,000.00
Dean L. Hesser	Up to 200.00
John P. Kameen	Up to 280.00
William A. Kerl	200.00
William B. Lopatofsky	200.00
J. Robert McDonnell	139.00
Joseph P. Moore, Jr.*	2,000.00
Eric G. Stephens	Up to 100.00

*	Director Emeritus

Assuming we purchase 110,000 shares pursuant to the offer and all of the shares tendered by the directors and executive officers are purchased, the percentage of shares beneficially owned by executive officers and directors, after this offer would be approximately 27% of the outstanding shares.

TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.  Based on our records and information provided to us by our directors, executive officers, and subsidiaries, neither we, nor any of our subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the 60 days before March 19, 2007.

Neither we nor, to our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

7.	FEDERAL INCOME TAX CONSEQUENCES.

The following summary describes the material United States federal income tax consequences relating to our offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code (the “Code”), administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes. In addition, this discussion applies only to “United States holders” (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in our offer. For purposes of this discussion, a “United States holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF OUR OFFER.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER.

CHARACTERIZATION OF THE PURCHASE.  The purchase of a United States holder’s shares by us in our offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder’s particular circumstances, be treated either as having sold the United States holder’s shares or as having received a distribution in respect of stock from us.

Under Section 302 of the Code, a United States holder whose shares are purchased by us under our offer will be treated as having sold such holder’s shares, and thus, will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the United States holder’s equity interest in Bancorp;

•	results in a “substantially disproportionate” redemption with respect to the United States holder; or

•	is “not essentially equivalent to a dividend” with respect to the United States holder.

Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.

If a United States holder satisfies any of the Section 302 tests explained below under the caption “Section 302 Tests”, the United States holder will be treated as if he, she or it sold shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under our offer and the United States holder’s adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder’s holding period for the shares that were sold exceeds one year as of the date of purchase by us under our offer. Specified limitations apply to the deductibility of capital losses by a United States holder. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder under our offer. A United States holder may be able to designate, which blocks of shares it wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in the event of proration under our offer. A United States holder should consult his, her, or its tax advisor concerning the mechanics and desirability of that designation.

If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of an United States holder’s shares by us under our offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of the shares by us under our offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder’s share of our current and accumulated earnings and profits (within the meaning of the Code). To the extent the amount of the distribution exceeds the United States holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the

United States holder’s adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of an United States holder’s shares by us under our offer is treated as the receipt by the United States holder of a dividend, the United States holder’s adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

We cannot predict whether or the extent to which our offer will be oversubscribed. If our offer is oversubscribed, proration of tendered shares under our offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder’s shares under our offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the Section 302 tests explained below, an United States holder must take into account not only shares that he, she or it actually owns, but also shares treated as owned under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, an United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, an United States holder should consult his, her or its tax advisor to determine whether the purchase of shares under our offer qualifies for sale treatment in the particular circumstances.

SECTION 302 TESTS.  One of these following tests must be satisfied in order for the purchase of shares by us under our offer to be treated as a sale or exchange for federal income tax purposes:

•	Complete Termination Test. The purchase of an United States holder’s shares by us under our offer will result in a “complete termination” of the United States holder’s equity interest in Bancorp, if all of the shares that are actually owned by the United States holder are sold under our offer and all of the shares that are constructively owned by the United States holder, if any, are sold under our offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. A United States holder desiring to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult his, her or its tax advisor.

•	Substantially Disproportionate Test. The purchase of an United States holder’s shares by us under our offer will result in a “substantially disproportionate” redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under our offer).

•	Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder’s shares by us under our offer will be treated as “not essentially equivalent to a dividend” if the reduction in the United States holder’s proportionate interest in Bancorp, as a result of the purchase constitutes a “meaningful reduction” given the United States holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells shares under our offer will be “not essentially equivalent to a dividend” will depend upon the stockholder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than one percent) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” A United States holder should consult his, her or its tax advisor as to the application of this test in the particular circumstances.

CORPORATE STOCKHOLDER DIVIDEND TREATMENT.  In the case of a corporate United States holder, to the extent that any amounts received under our offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to our offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to our offer, and to the tax consequences of dividend treatment in their particular circumstances.

STOCKHOLDERS WHO DO NOT RECEIVE CASH UNDER OUR OFFER.  Stockholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

BACKUP WITHHOLDING TAX. See “The Offer — 2. Procedures for Tendering Shares” starting on page 18 of this document with respect to the application of United States federal backup withholding tax.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE OFFER

1.	NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE.

GENERAL.  On the terms and subject to the conditions of our offer, we will purchase at a price not greater than $52 nor less than $46 per share, net to the seller in cash, without interest, up to 110,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with the procedures set forth under “The Offer — 3. Withdrawal Rights” starting on page 21 of this document.

The term “expiration date” with respect to our offer means 5:00 p.m., New York City Time, on April 13, 2007, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term “expiration date” will mean the latest time and date at which our offer, as extended, will expire. See “The Offer — 12. Extension of Our Offer; Termination; Amendment” starting on page 27 of this document for a description of our right to extend, delay, terminate or amend our offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $52 nor less than $46 per share, at which they are willing to sell their shares. Prices may be specified in increments of $1.00. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering stockholder receiving a price per share as low as $46.

THE GREATER THE NUMBER OF STOCKHOLDERS WHO ELECT NOT TO SPECIFY A PURCHASE PRICE WILL INCREASE THE CHANCE THAT THE TENDERING STOCKHOLDER COULD RECEIVE A PRICE PER SHARE AS LOW AS $46.

As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders.

We will select the lowest purchase price between $46 and $52 net per share in cash, without interest, that will enable us to purchase 110,000 shares, or such lesser number of shares as are properly tendered.

Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 110,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the SEC, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 37,030 or 2% of our outstanding common stock, without amending or extending our offer. See “The Offer — 12. Extension of Our Offer; Termination; Amendment” starting on page 27 of this document.

All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

On the Letter of Transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. IN ADDITION, YOU CAN TENDER DIFFERENT PORTIONS OF YOUR SHARES AT DIFFERENT PRICES BY COMPLETING SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH YOU TENDER SHARES.

You may withdraw your shares from our offer by following the procedures described under “The Offer — 3. Withdrawal Rights” starting on page 21 of this document.

If we:

•	increase or decrease the range of prices to be paid for shares,

•	increase the number of shares being sought in our offer by more than 37,030 shares or 2% of our outstanding common stock, or

•	decrease the number of shares being sought in our offer, then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “The Offer — 12. Extension of Our Offer; Termination; Amendment” starting on page 27 of this document. For purposes of our offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add the total number of shares tendered at the minimum price of $46 to the shares tendered by stockholders who have indicated, in the appropriate section in the Letter of Transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $46. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “THE OFFER — 6. CONDITIONS OF OUR OFFER” STARTING ON PAGE 23 OF THIS DOCUMENT

PRIORITY OF PURCHASES.  Upon the terms and conditions of our offer, if 110,000 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

Upon the terms and conditions of our offer, if more than 110,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase properly tendered shares, in the following order:

First, all shares properly tendered and not properly withdrawn by any “odd lot holder” (as defined below) who:

(a) tenders all shares owned (beneficially or of record) by such odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

(b) completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described under “The Offer — 5. Conditional Tender Procedures” on page 23 of this document, we will purchase, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares (as described below), all other shares properly tendered at prices equal to or below the purchase price.

As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 110,000 properly tendered shares at prices equal to or below the purchase price.

As we noted above, we may elect to purchase more than 110,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

ODD LOTS.  For purposes of our offer, the term “odd lots” means all shares properly tendered before the expiration date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an “odd lot holder,” who owns, beneficially or of record on February 16, 2007, a total of fewer than 100 shares (not as a result of any proration) and certifies to that fact in the “Odd Lots” box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described under “The Offer — 2. Procedures for Tendering Shares” starting on page 18 of this document.

This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference also is not available to record holders who become odd lot holders as a result of proration, as discussed below.

Any odd lot holder wishing to tender all his, her or its shares pursuant to our Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

PRORATION.  If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the expiration date. Subject to the conditional tender procedures described under “The Offer — 5. Conditional Tender Procedures” on page 23 of this document, proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the purchase price selected by us. We will not purchase any fractional shares that may be produced as a result of the application of the ratio previously discussed.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described under “The Offer — 2. Procedures for Tendering Shares” starting on page 18 of this document, and because of the conditional tender procedures described under “The Offer — 5. Conditional Tender Procedures” on page 23 of this document, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described under “Special Factors — 7.  Federal Income Tax Consequences” starting on page 12 of this document, the number of shares that we will purchase from a stockholder under our offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares. The Letter of Transmittal affords each stockholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a stockholder decide to do so for federal income tax reasons. In addition, stockholders may choose to submit a “conditional tender” under the procedures discussed under “The Offer — 5. Conditional Tender Procedures” on page 23 of this document, in order to structure their tender for federal income tax reasons.

2.	PROCEDURES FOR TENDERING SHARES.

PROPER TENDER OF SHARES.  For your shares to be properly tendered, either (1) or (2) below must occur:

(1) The depository must receive all of the following before or on the expiration date at the depository’s address on the back page of this document:

(A) the certificates for the shares;

(B) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees; and

(C) any other documents required by the Letter of Transmittal.

(2) You must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal.

•	If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the Letter of Transmittal next to “Shares tendered at price determined pursuant to the offer.” This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $46 per share.

•	If you wish to indicate a specific price (in multiples of $1.00) at which your shares are being tendered, you must check ONE box in this section under “Shares tendered at a price determined by stockholder.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with the procedures described under “The Offer — 3. Withdrawal Rights” starting on page 21 of this document) at more than one price. To tender shares properly, one and only one price box must be checked in that section on each Letter of Transmittal.

If you tender your shares directly to the depository, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

ENDORSEMENTS AND SIGNATURE GUARANTEES.  Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

(A) the Letter of Transmittal is signed by the registered holder of the shares tendered exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned “Special Payment Instructions” or the box captioned “Special Delivery Instructions” on the Letter of Transmittal; or

(B) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution. See Instruction 1 of the Letter of Transmittal.

On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing either the box captioned “Special Payment Instructions” or the box captioned “Special Delivery Instructions” on the Letter of Transmittal, then

(A) your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

(B) the signature on (1) the Letter of Transmittal, and (2) on your stock certificates or stock power must be guaranteed by an eligible guarantor institution.

METHOD OF DELIVERY.  Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depository of all of the following:

(1) certificates for such shares;

(2) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof; and

(3) any other documents required by the Letter of Transmittal.

BOOK-ENTRY DELIVERY.  The depository will establish an account with respect to the shares for purposes of the offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer shares into the depository’s account in accordance with DTC’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depository’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the depository at one of its addresses set forth on the back cover of this Offer to Purchase before the expiration date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the depository.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Bancorp may enforce such agreement against the DTC participant.

THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.

ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITORY AND NOT TO COMM BANCORP, INC. OR THE INFORMATION AGENT. ANY DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITORY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

GUARANTEED DELIVERY.  If you want to tender your shares, but your stock certificates are not immediately available or cannot be delivered to the depository before the expiration date, or if time will not permit all required documents to reach the depository before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;

•	the depository receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

•	all of the following are received by the depository within three NASDAQ trading days after the date of receipt by the depository of the notice of guaranteed delivery:

(a) the certificates for the shares;

(b) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees; and

(c) any other documents required by the Letter of Transmittal.

PROFIT SHARING PLAN.  Participants in the Community Bank and Trust Company Profit Sharing and Retirement Savings Plan (“Plan”) who wish to have the trustee tender shares attributable to their plan account, must complete, execute and return to the Plan trustee the tender direction form included with our letter to participants in the Plan. Participants can not use the Letter of Transmittal to direct the tender of shares held in the Plan.  Although the offer will remain open to all stockholders until the expiration date, if the trustee does not receive a participant’s instructions by 12:00 midnight, New York City time, on April 11, 2007, the trustee will not tender any shares attributable to a participant’s account. Plan participants are urged to review carefully our letter to them and the separate direction form.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole and absolute discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depository, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Although we reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, we do not have the right to waive any conditions of the offer to any particular stockholder, unless waived with respect to all stockholders.

YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.  A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period, the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

•	will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

RETURN OF UNPURCHASED SHARES.  If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. Shares will be returned without expense to the stockholder.

FEDERAL BACKUP WITHHOLDING TAX.  Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the depository and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depository is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depository that the stockholder is not subject to backup withholding.

Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the depository. See Instruction 13 of the Letter of Transmittal.

TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO A STOCKHOLDER FOR SHARES PURCHASED UNDER OUR OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITORY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering stockholders, see “Special Factors — 7. Federal Income Tax Consequences” starting on page 12 of this document.

LOST OR DESTROYED CERTIFICATES.  If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact the depository, which is also, the transfer agent for our shares, at (800) 937-5449, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the depository immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

DISSENTERS’ RIGHTS.  No dissenters’ rights are available to stockholders in connection with the offer under applicable Pennsylvania law.

3.	WITHDRAWAL RIGHTS.

Shares tendered may be withdrawn at any time before the expiration of the offer and, unless accepted for payment by us after the expiration of the offer, may also be withdrawn at any time after 12:00 midnight, New York City Time, on May 11, 2007. Except as otherwise provided in this Section 3, tenders of shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depository at its address or facsimile number appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depository, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depository and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor the depository, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described under “The Offer — 2. Procedures for Tendering Shares” starting on page 18 of this document.

If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depository may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3.

Our reservation of the right to retain tendered shares we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

4.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

•	select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

•	accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depository of our acceptance of the shares for payment.

Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 110,000 shares, subject to increase or decrease as provided under “The Offer — 1. Number of Shares; Price; Priority of Purchase” starting on page 15 of this document, and “— 12. Extension of Our Offer; Termination; Amendment” starting on page 27 of this document, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $46 and $52 per share.

We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the depository, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven to ten business days after the expiration date. We will not purchase any fractional shares as a result of this proration.

We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer under “The Offer — 6. Conditions of Our Offer” starting on page 23 of this document.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITORY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE “THE OFFER — 2. PROCEDURES FOR TENDERING SHARES” STARTING ON PAGE 18 OF THIS DOCUMENT. ALSO SEE “SPECIAL FACTORS — 7. FEDERAL INCOME TAX CONSEQUENCES” STARTING ON PAGE 12 OF THIS DOCUMENT REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

5.	CONDITIONAL TENDER PROCEDURES.

Under certain circumstances described under “The Offer — 1. Number of Shares; Price; Priority of Purchase” starting on page 15 of this document, we may prorate the number of shares purchased pursuant to our offer. As discussed under “Special Factors — 7. Federal Income Tax Consequences” starting on page 12 of this document, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal or notice of guaranteed delivery must be purchased if any of the stockholder’s tendered shares are purchased. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR.

If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the notice of guaranteed delivery. In this box in the Letter of Transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 110,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 110,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 110,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the stockholder.

6.	CONDITIONS OF OUR OFFER.

Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after March 19, 2007 and before the expiration of our offer, any of the following events have occurred:

•	there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of our offer; or

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories or, in the case of an existing armed hostility or other international or national calamity at the time of our offer, a material escalation thereof;

•	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

•	any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common stock; or

•	any significant or material change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that is or may be material and adverse to us or our subsidiaries.

The conditions to our offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time up until the expiration of our offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of our offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

Upon the occurrence of one or more of the aforementioned conditions not otherwise waived by us, we will notify stockholders as promptly as possible of the condition and whether we will terminate or amend the offer, subject to the rules promulgated by the SEC under the Exchange Act.

7.	PRICE RANGE OF SHARES; DIVIDENDS.

SHARE PRICES.  Our common stock is traded on The NASDAQ Stock Market under the trading symbol “CCBP”. The following table sets forth, for the fiscal quarters indicated, the high and low sale prices for our common stock and the dividends paid per share:

			Dividend
			Paid
Fiscal Year	High ($)	Low ($)	Per Share ($)

2004:
1st Quarter	40.87	38.06	0.22
2nd Quarter	41.45	38.78	0.22
3rd Quarter	41.00	39.20	0.22
4th Quarter	41.78	39.20	0.22

2005:
1st Quarter	43.00	40.50	0.23
2nd Quarter	42.72	39.76	0.23
3rd Quarter	43.16	39.25	0.23
4th Quarter	41.99	36.45	0.23

2006
1st Quarter	44.45	41.00	0.25
2nd Quarter	44.50	39.94	0.25
3rd Quarter	43.50	38.00	0.25
4th Quarter	43.80	40.00	0.25

On March 2, 2007, our Board of Directors declared a dividend of $0.26 per share for the first quarter of 2007, payable on April 2, 2007 to stockholders of record as of March 15, 2007. On March 13, 2007, the latest practicable full trading day that we could use before the announcement of our offer, the closing sale price of our common stock was $44.74, as quoted on The NASDAQ Stock Market. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

8.	SOURCE AND AMOUNT OF FUNDS.

Assuming that 110,000 shares are tendered in the offer at a price between $46 and $52 per share, the aggregate purchase price paid by us will be between $5,060,000 and $5,720,000. We expect that our fees and expenses for the offer will be approximately $80,000.

We anticipate that we will have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from our existing assets, primarily out of available cash.

9.	INFORMATION ABOUT US AND THE SHARES.

GENERAL.  We are the parent company for the Bank. We were formed as a Pennsylvania business corporation in 1983 at the direction of the Bank. The Bank attracts deposits from the general public in its 16 branch offices located in the Northeast Pennsylvania counties of Lackawanna, Susquehanna and Wyoming and uses such deposits, together with borrowings and other funds, to originate and fund loans secured by first mortgages on owner- occupied, one-to-four family residences in its market area. The Bank also makes commercial real estate, commercial, home equity loans, loans secured by deposits, automobile loans and personal loans and invests in municipal obligations, mortgage-backed securities, and other investments.

Additional information about us and the Bank can be found at, and such information is incorporated herein by reference to, our Annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC.

SHARES OUTSTANDING.  As of February 16, 2007, we had 1,851,518 issued and outstanding shares of common stock.

The 110,000 shares that we are offering to purchase represent approximately 6% of our issued and outstanding stock as of February 16, 2007. Assuming that we purchase all 110,000 shares that we are offering to purchase, the number of our issued and outstanding shares would be reduced to 1,741,518 immediately after the offer.

FINANCIAL STATEMENTS.  Our Audited Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2006, 2005 and 2004; Audited Consolidated Balance Sheets for the years ended December 31, 2006 and 2005; Audited Consolidated Statements of Changes in Stockholders’ Equity for years ended December 31, 2006, 2005 and 2004; Audited Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004, as well as the notes thereon, are set forth in Schedule B to this document.

ADDITIONAL INFORMATION.  We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public without charge on the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC FILINGS	PERIOD OR DATE FILED

Report on Form 10-Q for the Quarter Ended September 30, 2006	Filed November 14, 2006
Proxy Statement for 2006 Annual Meeting of Stockholders	Filed April 17, 2006

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at Comm Bancorp, Inc., 25 North State Street, Clarks Summit, PA 18411, Attn: Investor Relations; telephone: (570) 584-3421; extension 308. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request. In addition, you can obtain copies of these documents from the SEC’s website at www.sec.gov.  Such documents may also be inspected at the locations described above.

10.	EFFECTS OF OUR OFFER ON THE MARKET FOR OUR SHARES.

Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. The shares are currently traded on The NASDAQ Stock Market under the symbol: “CCBP”.

The shares are registered pursuant to Section 12(g) of the Exchange Act, which requires us, among other things, to furnish certain information to our stockholders and the SEC, comply with the SEC’s proxy rules in connection with meetings of our stockholders and to file periodic reports with the SEC pursuant to Section 13 of the Exchange Act.

Our shares are “margin securities” under the rules of the Federal Reserve Board and will continue to be “margin securities” following the purchase of shares under the offer for purposes of the Federal Reserve Board’s margin rules and regulations.

The Change in Bank Control Act sets forth thresholds with respect to the ownership of voting shares of a bank holding company of 5% to 10%, respectively, over which the owner of such voting shares may be determined to control such bank holding company. If, as a result of the offer, the ownership interest of any stockholder of ours is increased over these thresholds, such stockholder may be required to reduce his, her, or its ownership interest in us or file a notice with regulators. Each stockholder whose ownership interest may be so increased is urged to consult the stockholder’s own legal counsel with respect to the consequences to the stockholder of the offer.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to our offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

12.	EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depository and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depository and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “The Offer — 6. Conditions of Our Offer,” which starts on page 23 of this document, have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced Expiration Date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the shares;

•	increase the number of shares being sought in our offer by more than 2% of our outstanding common stock; or

•	decrease the number of shares being sought in our offer; and

•	the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 12, then our offer will be extended until the expiration of such period of ten business days.

13.	SOLICITATION FEES AND EXPENSES

Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) will act as the dealer manager and Georgeson Inc. will act as the information agent for us in connection with the offer. The dealer manager and information agent may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners. We agreed to pay Sandler O’Neill upon acceptance for and payment of shares pursuant to the offer, a total of $0.07 per share purchased by us pursuant to the offer. We agreed to pay Georgeson Inc. a flat fee of $6,500 plus reasonable expenses and a fee of $5.00 for each broker and bank invoice paid. Sandler O’Neill and Georgeson Inc. will also be reimbursed for certain out-of-pocket expenses. Sandler O’Neill and Georgeson Inc. will also be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the offer.

During the past two years, Sandler O’Neill has not received any compensation from us for any investment banking or other financial advisory services. Sandler O’Neill may provide such services to us in the future and may receive compensation for such services. In addition, in the ordinary course of its business as a broker-dealer, Sandler O’Neill may also purchase securities from and sell securities to us. Sandler O’Neill may also actively trade the equity securities of Comm Bancorp, Inc. for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

We have retained American Stock Transfer & Trust Company as depository in connection with the offer. The depository will receive base compensation of $15,000 for its services and will also be reimbursed for reasonable out-of-pocket expenses. We agreed to indemnify the depository against certain liabilities, including certain liabilities under the federal securities laws, in connection with the offer. The depository has not been retained to make solicitations or recommendations in connection with this offer.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer, other than the fees of the dealer manager and the information agent. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

14.	MISCELLANEOUS.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “The Offer — 9. Information About Us and the Shares,” which starts on page 25 of this document, with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COMM BANCORP, INC., THE DEALER MANAGER OR THE INFORMATION AGENT.

COMM BANCORP, INC.

March 19, 2007

SCHEDULE A

1.	DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

Set forth below is a list of Comm Bancorp, Inc.’s directors and executive officers and for each, a description of the following: (i) beneficial securities ownership; (ii) current principal occupation or employment and the name, and principal business address of any corporation in which the employment or occupation is conducted; and (iii) material occupations, positions, offices or employment during the past five years as of December 31, 2006. The business address and telephone number of the directors and executive officers is 125 North State Street, Clarks Summit, PA 18411 and (570) 586-0377.

Each of the individuals listed below is a United States citizen. Unless otherwise noted below, none of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

			Shares of
			Common
		Principal Occupation,	Stock
		Position or Office During	Beneficially
Name	Position	Past Five Years (2)	Owned (1)	Percent of Class*

David L. Baker	Director	Senior Vice President, Community Bank and Trust Company	13,388.484	*
William R. Boyle		Senior Vice President, Chief Credit Officer, Community Bank and Trust Company	2,586.498	*
Thomas M. Chesnick	Director	Retired	26,837.902	1.45%
William F Farber, Sr.	Chairman of the Board	President and CEO of Community Bank and Trust Company	152,460.000	8.23%
Judd B. Fitze	Director	Attorney, Farr, Davis & Fitze 7 Marion Street Tunkhannock, PA 18657	15,732.737	*
Dean L. Hesser	Director	President of Tom Hesser Chevrolet, Inc. and Tom Hesser Nissan, LLC, automobile dealerships 1001 N. Washington St. Scranton, PA 18509	1,400.000	*
John P. Kameen	Director, Secretary of the Board	Publisher of The Forest City News 636 Main St. Forest City, PA 18421	20,572.000	1.11%
William A. Kerl	Director	President of Carbondale Concrete Company, Inc. and Kerl Coal, Oil and Trucking Company, Inc. 28 Crawford Avenue Simpson, PA 18407	17,430.615	*
Erwin T. Kost	Director	President, Kost Tire Distributors, Inc. 925 S. State St. Clarks Summit, PA 18411	10,657.916	*
William B. Lopatofsky	Director Emeritus	Retired	26,447.450	1.43%

			Shares of
			Common
		Principal Occupation,	Stock
		Position or Office During	Beneficially
Name	Position	Past Five Years (2)	Owned (1)	Percent of Class*

Susan F. Mancuso	Director	Partner in Mancuso & Mancuso, Accounting & Tax Service 123 E. Garfield Avenue Carbondale, PA 18407	3,976.347	*
Robert A. Mazzoni	Director	200 N. Washington St. Scranton, PA 18503 Judge of the Court of Common Pleas of Lackawanna County	100.000	*
J. Robert McDonnell	Director, Vice Chairman of the Board	Owner of McDonnell’s Restaurant 7 S. Main St. Carbondale, PA 18407	35,139.000	1.90%
Joseph P. Moore Jr.	Director Emeritus	President, Elk Mountain Ski Resort, Inc. RD 2 Union Dale, PA 18470	164,584.328	8.89%
Joseph P Moore III	Director	Auto Dealer, Manheim Imports, an automobile dealership from May, 2003 to 2006; President of J.J. Motors, Inc., an automobile dealership 2002 to May, 2003 712 Lancaster Road Manheim, PA 17545	100.000	*
Scott A Seasock		CFO of Comm Bancorp, Inc.	7,518.750	*
Eric G Stephens	Director	Auto Dealer, H.L. Stephens & Son, an automobile dealership HC 7 Lenoxville, PA 18441	9,066.773	*

All directors and executive officers as a group (17 persons)

(1)	As of February 16, 2007

(2)	All of our executive officers are employed by our subsidiary bank, Community Bank and Trust Company and not by Comm Bancorp, Inc.

*	Less than 1%

2.	PRINCIPAL STOCKHOLDERS

The following table lists the name and address of each person or group who beneficially own more than 5% of Comm Bancorp, Inc.’s outstanding shares of common stock as of February 16, 2007. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock.

		Percent of Shares of
Name and Address of	Amount and Nature of	Common Stock
Beneficial Owner	Beneficial Ownership	Outstanding

William F Farber, Sr.	152,460.000	8.23%
Crystal Lake Road R.R.1, Box 1281 Carbondale, PA 18407
Joseph P Moore Jr.	164,584.328	8.89%
400 Williamson Road Gladwyne, PA 19035

SCHEDULE B

AUDITED FINANCIAL STATEMENTS OF COMM BANCORP, INC.
AT AND FOR THE YEAR ENDED DECEMBER 31, 2006 AND NOTES THERETO.

Comm Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania

We have audited the accompanying consolidated balance sheet of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 2005 and 2004 were audited by other auditors whose report dated February 6, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2006 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  BEARD MILLER COMPANY LLP

BEARD MILLER COMPANY LLP
Allentown, Pennsylvania
February 26, 2007

Comm Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Comm Bancorp, Inc.
Clarks Summit, Pennsylvania

We have audited the accompanying consolidated balance sheet of Comm Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with United States generally accepted accounting principles.

/s/  Kronick Kalada Berdy & Co.

KRONICK KALADA BERDY & CO., P.C.
Kingston, Pennsylvania
February 6, 2006

Comm Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)

Year Ended December 31	2006	2005	2004

Interest income:
Interest and fees on loans:
Taxable	$27,457	$22,985	$21,597
Tax-exempt	1,556	1,329	848
Interest and dividends on investment securities available-for-sale:
Taxable	2,208	2,160	2,139
Tax-exempt	1,490	1,557	1,572
Dividends	68	41	29
Interest on federal funds sold	261	287	148

Total interest income	33,040	28,359	26,333

Interest expense:
Interest on deposits	12,356	9,997	9,232
Interest on short-term borrowings	149	106	1

Total interest expense	12,505	10,103	9,233

Net interest income	20,535	18,256	17,100
Provision for loan losses	890	782	600

Net interest income after provision for loan losses	19,645	17,474	16,500

Noninterest income:
Service charges, fees and commissions	3,036	3,055	2,911
Mortgage banking income	372	594	655
Net gains on sale of merchant services		235

Total noninterest income	3,408	3,884	3,566

Noninterest expense:
Salaries and employee benefits expense	7,648	7,234	6,968
Net occupancy and equipment expense	2,353	2,362	2,464
Other expenses	4,828	5,301	5,230

Total noninterest expense	14,829	14,897	14,662

Income before income taxes	8,224	6,461	5,404
Provision for income tax expense	1,874	1,251	679

Net income	6,350	5,210	4,725

Other comprehensive loss:
Unrealized holding losses on investment securities available-for-sale	(3)	(871)	(878)
Income tax benefit related to other comprehensive loss	(1)	(296)	(299)

Other comprehensive loss, net of income taxes	(2)	(575)	(579)

Comprehensive income	$6,348	$4,635	$4,146

Per share data:
Net income	$3.43	$2.80	$2.50
Cash dividends declared	$1.00	$0.92	$0.88
Average common shares outstanding	1,853,089	1,860,563	1,890,960

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

December 31	2006	2005

ASSETS:
Cash and due from banks	$25,584	$23,403
Federal funds sold	2,050	12,000
Investment securities available-for-sale	91,213	104,965
Loans held for sale, net	572	1,934
Loans, net of unearned income	408,074	388,603
Less: allowance for loan losses	4,435	4,128

Net loans	403,639	384,475
Premises and equipment, net	11,018	11,003
Accrued interest receivable	2,863	2,487
Other assets	3,465	3,310

Total assets	$540,404	$543,577

LIABILITIES:
Deposits:
Noninterest-bearing	$73,055	$75,428
Interest-bearing	410,387	415,937

Total deposits	483,442	491,365
Accrued interest payable	1,106	1,024
Other liabilities	1,738	1,499

Total liabilities	486,286	493,888

STOCKHOLDERS’ EQUITY:
Common stock, par value $0.33, authorized 12,000,000 shares, issued and outstanding: 2006, 1,848,687 shares; 2005, 1,850,154 shares	610	611
Capital surplus	7,146	6,869
Retained earnings	45,405	41,250
Accumulated other comprehensive income	957	959

Total stockholders’ equity	54,118	49,689

Total liabilities and stockholders’ equity	$540,404	$543,577

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

				Accumulated
				Other	Total
	Common	Capital	Retained	Comprehensive	Stockholders’
For the Three Years Ended December 31, 2006	Stock	Surplus	Earnings	Income	Equity

Balance, December 31, 2003	$629	$6,576	$37,223	$2,113	$46,541
Net income			4,725		4,725
Dividends declared: $0.88 per share			(1,658)		(1,658)
Dividend reinvestment plan: 6,228 shares issued	2	244			246
Repurchase and retirement: 48,365 shares	(16)	(145)	(1,796)		(1,957)
Other comprehensive loss, net of income taxes				(579)	(579)

Balance, December 31, 2004	615	6,675	38,494	1,534	47,318
Net income			5,210		5,210
Dividends declared: $0.92 per share			(1,711)		(1,711)
Dividend reinvestment plan: 6,357 shares issued	2	256			258
Repurchase and retirement: 20,594 shares	(6)	(62)	(743)		(811)
Other comprehensive loss, net of income taxes				(575)	(575)

Balance, December 31, 2005	611	6,869	41,250	959	49,689
Net income			6,350		6,350
Dividends declared: $1.00 per share			(1,853)		(1,853)
Dividend reinvestment plan: 7,373 shares issued	2	303			305
Repurchase and retirement: 8,840 shares	(3)	(26)	(342)		(371)
Other comprehensive loss, net of income taxes				(2)	(2)

Balance, December 31, 2006	$610	$7,146	$45,405	$957	$54,118

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

Year Ended December 31	2006	2005	2004

Cash flows from operating activities:
Net income	$6,350	$5,210	$4,725
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	890	782	600
Depreciation and amortization of premises and equipment	1,022	1,013	1,191
Amortization of core deposit intangible		270	270
Net amortization of investment securities	87	733	877
Amortization of net loan costs	298	200	6
Amortization of mortgage servicing rights	224	218	235
Deferred income tax expense (benefit)	(74)	(246)	113
Net gains on sale of loans	(243)	(487)	(577)
Losses (gains) on foreclosed assets	6	(37)	34
Gains on disposition of equipment	(1)
Changes in:
Loans held for sale, net	1,605	470	1,865
Accrued interest receivable	(376)	(168)	(90)
Other assets	(347)	(432)	(309)
Accrued interest payable	82	(51)	(68)
Other liabilities	234	314	(525)

Net cash provided by operating activities	9,757	7,789	8,347

Cash flows from investing activities:
Proceeds from repayments of investment securities available-for-sale	51,547	46,225	18,218
Purchases of investment securities available-for-sale	(37,885)	(34,038)	(33,481)
Proceeds from sale of foreclosed assets	664	486	280
Net increase in lending activities	(21,011)	(8,006)	(24,566)
Proceeds from sale of premises and equipment	6	97
Purchases of premises and equipment	(1,042)	(485)	(335)

Net cash provided by (used in) investing activities	(7,721)	4,279	(39,884)

Cash flows from financing activities:
Net changes in:
Money market, NOW, savings and noninterest-bearing accounts	(11,189)	14,757	18,134
Time deposits	3,266	(1,876)	884
Proceeds from the issuance of dividend reinvestment plan shares	305	258	246
Repurchase and retirement of common shares	(371)	(811)	(1,957)
Cash dividends paid	(1,816)	(1,695)	(1,667)

Net cash provided by (used in) financing activities	(9,805)	10,633	15,640

Net increase (decrease) in cash and cash equivalents	(7,769)	22,701	(15,897)
Cash and cash equivalents at beginning of year	35,403	12,702	28,599

Cash and cash equivalents at end of year	$27,634	$35,403	$12,702

Supplemental disclosures:
Cash paid during the period for:
Interest	$12,423	$10,154	$9,301
Income taxes	1,820	1,657	578
Noncash items:
Transfers of loans to foreclosed assets	659	413	452
Unrealized losses on investment securities available-for-sale, net	$2	$575	$579

See Notes to Consolidated Financial Statements.

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

1.	Summary of significant accounting policies:

Nature of operations:

Comm Bancorp, Inc., a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiaries: Community Bank and Trust Company (“Community Bank”), including its subsidiaries, Community Leasing Corporation and Comm Financial Services Corporation; and Comm Realty Corporation (collectively, the “Company”). The Company services its individual and commercial customers through 16 full-service branches and one loan production office located within the Lackawanna, Luzerne, Monroe, Susquehanna, Wayne and Wyoming counties of Northeastern Pennsylvania.

Community Bank’s primary product is loans to small- and medium-sized businesses. Other lending products include one-to-four family residential mortgages and consumer loans. Community Bank primarily funds its loans by offering certificates of deposit to commercial enterprises and individuals. Other deposit product offerings include various demand and savings accounts. In addition, Community Bank provides fiduciary services through its Trust and Wealth Management Division.

Community Leasing Corporation provides equipment lease financing to small- and middle-market commercial customers. Comm Financial Services Corporation sells insurance products and services and provides wealth management services to individuals and small- and medium-sized businesses. Comm Realty Corporation holds, manages and sells foreclosed or distressed assets on behalf of Community Bank.

Community Bank is a 40.0 percent member in Community Abstract Services, LLC, a limited liability company which offers title insurance and abstract services to residential and commercial mortgage loan customers. Community Bank has significant influence over the operating and financing decisions and accounts for this investment using the equity method of accounting. The investment is included in other assets with Community Bank’s proportionate share of income or loss included in noninterest income or noninterest expense.

The Company faces competition primarily from commercial banks, thrift institutions and credit unions within the Northeastern Pennsylvania market, many of which are substantially larger in terms of assets and capital. In addition, mutual funds and security brokers compete for various types of deposits, and consumer, mortgage, leasing and insurance companies compete for various types of loans and leases. Principal methods of competing for banking and permitted nonbanking services include price, nature of product, quality of service and convenience of location.

The Company is subject to regulations of certain federal and state regulatory agencies and undergoes periodic examinations.

Basis of presentation:

The consolidated financial statements of the Company have been prepared in conformity with United States generally accepted accounting principles (“GAAP”), Regulation S-X, Item 302 of Regulation S-K and reporting practices applied in the banking industry. All significant intercompany balances and transactions have been eliminated in consolidation. The Company also presents herein condensed parent company only financial information regarding Comm Bancorp, Inc. (“Parent Company”). Prior period amounts are reclassified when necessary to conform with the current year’s presentation.

Accounting changes and error corrections:

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaced Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changed the requirements for the accounting for and reporting of a change in accounting principle.

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(Dollars in thousands, except per share data)

SFAS No. 154 applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. The requirements of this Statement improve financial reporting by enhancing the consistency of financial information between periods. The adoption of this Statement had no effect on the operating results or financial position of the Company.

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying the misstatements in current year financial statements. SAB No. 108 requires that misstatements be quantified using both the year end balance sheet perspective or iron curtain method and the current year income statement perspective or rollover method and to evaluate whether either approach results in quantifying the aggregate impact of prior period uncorrected misstatements as material in light of relevant quantitative and qualitative factors. SAB No. 108 had no effect on the operating results or financial position of the Company.

Segment disclosure:

Public companies are required by GAAP to report information about operating segments in annual financial statements and to report selected information about operating segments in interim financial reports issued to stockholders. GAAP permits the aggregation of two or more operating segments into a single segment if the segments have similar economic characteristics and share a majority of the following aggregation criteria: (i) products and services; (ii) operating processes; (iii) customer bases; (iv) delivery systems; and (v) regulatory oversight. The Company’s 16 branch banking offices and one loan production office, all similar with respect to these characteristics, have exhibited similar long-term financial performance. Therefore, they were aggregated into a single operating segment.

GAAP also permits the aggregation of segments not meeting the quantitative threshold requirements if the segments share a majority of the above aggregation criteria. Community Leasing Corporation, Comm Financial Services Corporation and Comm Realty Corporation did not meet the quantitative thresholds for required segment disclosure under GAAP. These companies share a majority of the above criteria and were therefore aggregated with the other offices into a single operating segment.

Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates that are particularly susceptible to material change in the next year relate to the allowance for loan losses, fair value of financial instruments and the valuations of real estate acquired through foreclosure, deferred tax assets and liabilities and intangible assets. Actual results could differ from those estimates.

Management maintains the allowance for loan losses at a level it believes adequate to absorb probable credit losses related to specifically identified loans, as well as probable incurred losses inherent in the remainder of the loan portfolio as of the balance sheet dates. The balance in the allowance for loan losses account is based on past events and current economic conditions. The Company employs the Federal Financial Institutions Examination Council Interagency Policy Statement on the Allowance for Loan and Lease Losses as the primary analytical guidance in assessing the adequacy of the allowance account. This Statement requires adherence to GAAP for determining the adequacy of the allowance for loan losses account for both financial and regulatory reporting purposes. Under GAAP, the adequacy of the allowance account is determined based on the provisions of SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” for loans specifically identified to be

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individually evaluated for impairment, and the requirements of SFAS No. 5, “Accounting for Contingencies,” for large groups of smaller-balance homogeneous loans to be collectively evaluated for impairment.

The allowance for loan losses account consists of an allocated element and an unallocated element. The allocated element consists of a specific portion for the impairment of loans individually evaluated under SFAS No. 114, and a formula portion for the impairment of those loans collectively evaluated under SFAS No. 5.

Identified loans individually evaluated for impairment under SFAS No. 114 include: (i) loans to borrowers having an aggregate exposure of $500 or more; (ii) loans that are past due 90 days or more; (iii) nonaccrual loans; (iv) any loans internally classified as substandard, doubtful, loss, special mention or watch; (v) loans to officers and directors; (vi) loans to overdraft privilege accounts; and (vii) a random sample of loans with balances between $250 and $500. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Loans considered impaired under SFAS No. 114 are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent, is less than the recorded investment in the loan, including accrued interest and net deferred loan fees or costs, the Company will recognize the impairment by adjusting the allowance for loan losses account through charges to earnings as a provision for loan losses. For identified loans considered not impaired, management determines if these loans share similar risk with those grouped and collectively evaluated for impairment under SFAS No. 5.

Large groups of smaller-balance homogeneous loans and those identified loans considered not impaired having similar characteristics as these groups are segregated into major pools and are collectively evaluated, on a pool-by-pool basis, for impairment under SFAS No. 5. Impairment for each of the major loan pools is determined by applying a total loss factor to the current balance outstanding for each individual pool. The total loss factor is comprised of a historical loss factor using the loss migration method plus a qualitative factor, which adjusts the historical loss factor for changes in trends, conditions and other relevant factors that may affect repayment of the loans in these pools as of the evaluation date. Loss migration involves determining the percentage of each pool that is expected to ultimately result in loss based on historical loss experience. The historical loss factor is based on the ratio of net loans charged-off to loans, net of unearned income. These historical loss percentages are updated quarterly and are based on the average actual amount of loans in each pool that resulted in loss over the past eight quarters. Management adjusts these historical loss factors by a qualitative factor that represents a number of environmental risks that may cause estimated credit losses associated with the current portfolio to differ from historical loss experience. These environmental risks include: (i) changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery policies; (ii) changes in the composition and volume of the portfolio; (iii) changes in national, local and industry conditions; (iv) changes in the volume of classified loans, including past due, nonaccrual, troubled debt restructuring and other loan modifications; (v) changes in the levels of, and trends in, charge-offs and recoveries; (vi) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (vii) changes in the experience, ability and depth of lending management and other relevant staff; (viii) changes in the quality of the loan review system and the

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degree of oversight by the board of directors; and (ix) the effect of external factors such as competition and legal and regulatory requirements.

Loans identified to be collectively evaluated for impairment are separated into three major pools in order to determine applicable loss factors. These pools include: (i) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of watch, special mention or substandard; (ii) identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory or acceptable; and (iii) identified loans to be collectively evaluated for impairment. Specifically, management applies loss factors to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of substandard, special mention or watch based on actual historical loss experience over the latest eight quarters, adjusted for current environmental risks, for the Company’s portfolio of loans having these loan grading classifications. Loss factors applied to identified loans individually evaluated but considered not impaired that share risk characteristics with other collectively evaluated loans having an internal loan grading classification of superior, satisfactory or acceptable are based on actual historical loss experience and current environmental factors for the Company’s portfolio of loans having these loan grading classifications. Identified loans to be collectively evaluated under SFAS No. 5 are applied a loss factor based on the actual historical loss experience and current environmental conditions for the overall loan portfolio. The loss factors for these pools are further defined for the major classifications of loans including: (i) commercial, financial and others; (ii) real estate-construction; (iii) real estate-mortgage; (iv) consumer; and (v) lease financing.

The unallocated element is used to cover inherent losses that exist as of the evaluation date, but which have not been identified as part of the allocated allowance using the above impairment evaluation methodology due to limitations in the process. One such limitation is the imprecision of accurately estimating the impact current economic conditions will have on historical loss rates. Variations in the magnitude of impact may cause estimated credit losses associated with the current portfolio to differ from historical loss experience, resulting in an allowance that is higher or lower than the anticipated level. Management establishes the unallocated element of the allowance by considering a number of environmental risks similar to the ones used for determining the qualitative factors. Management continually monitors trends in historical and qualitative factors, including trends in the volume, composition and credit quality of the portfolio. Management utilizes these trends to evaluate the reasonableness of the unallocated element.

Management monitors the adequacy of the allocated portion of the allowance quarterly and adjusts the allowance for any deficiencies through normal operations. This self-correcting mechanism reduces potential differences between estimates and actual observed losses. In addition, the unallocated portion of the allowance is examined quarterly to ensure that it remains relatively constant in relation to the total allowance unless there are changes in the related criteria that would indicate a need to either increase or decrease it. The determination of the allowance for loan loss level is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Accordingly, management cannot ensure that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required resulting in an adverse impact on operating results.

As subsequently discussed in this note, in cases where quoted market prices are not available, fair values of financial instruments are based on estimates using present value or other valuation techniques which are subject to change.

Real estate acquired in connection with foreclosures or in satisfaction of loans is written-down to the lower of the related loan balance or fair market value less cost to sell. However, proceeds realized from sales may ultimately be higher or lower than those estimates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The amount of deferred tax assets is reduced, if necessary, to the amount that, based on available evidence, will more likely than not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Intangible assets include goodwill. Goodwill is evaluated at least annually for impairment. Any impairment losses arising from such testing are reported in the income statement in the current period as a separate line item within operations.

Investment securities:

Investment securities are classified and accounted for as either held-to-maturity, available-for-sale or trading based on management’s intent at the time of acquisition. Management is required to reassess the appropriateness of the classifications at each reporting date. The Company does not buy or hold securities principally for the purpose of selling them in the near term in order to generate profits from market appreciation. Accordingly, there were no investment securities classified as trading at December 31, 2006 and 2005.

Transfers of securities between categories are recorded at fair value at the date of the transfer. The accounting for the resulting unrealized gains or losses is determined by the category into which the security is transferred. There were no transfers of securities between categories during the years ended December 31, 2006 and 2005.

Investment securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. The Company did not have any investment securities classified as held-to-maturity at December 31, 2006 and 2005.

All of the Company’s investment securities are classified as available-for-sale and are held for indefinite periods of time for the purpose of implementing management’s asset/liability strategies. The Company may also sell these securities in response to changes in interest rates, prepayment risk, liquidity requirements or other circumstances identified by management.

Available-for-sale securities are carried at estimated fair value with unrealized gains and losses and their related income tax effect included in other comprehensive income, which is reported as a separate component of stockholders’ equity. Restricted equity investment securities of the Federal Home Loan Bank of Pittsburgh (“FHLB-Pgh”) and the Federal Reserve Bank of Philadelphia (“FRB”) are carried at cost. Estimated fair values for investment securities are based on quoted market prices from a national electronic pricing service. Except for restricted equity investment securities, all of the Company’s investments trade actively in a liquid market.

Realized gains and losses are computed using the specific identification method and are included in noninterest income. Premiums are amortized and discounts are accreted over the contractual lives of investment securities using the interest method.

Management evaluates each investment security to determine if a decline in fair value below its amortized cost is other than temporary at least quarterly, and more frequently when economic or market concerns warrant an evaluation. Factors considered in determining whether an other than temporary impairment was incurred include: (i) the length of time and the extent to which the fair value has been less than amortized cost; (ii) the financial condition and near-term prospects of the issuer; and (iii) the intent and ability of the Company to retain the investment security for a period of time sufficient to allow for any anticipated recovery in fair value. If a decline is judged to be other than temporary, the individual security is written-down to fair value with the amount of the writedown included in earnings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

On December 31, 2005, the Company adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) SFAS No. 115-1 and SFAS No. 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The guidance in this FSP amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” In addition, this FSP nullifies certain requirements of the FASB’s Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” and supersedes EITF Topic No. D-44, “The Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” FSP SFAS No. 115-1 and SFAS No. 124-1 addressed the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The application of this guidance had no effect on the operating results or financial position of the Company.

On February 16, 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, this Statement allows financial instruments that have embedded derivatives to be accounted for as a whole instrument if the holder elects to account for the instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this Statement on January 1, 2007, is not expected to have a material effect on the operating results or financial position of the Company.

Loans held for sale, net:

Loans held for sale consist of one-to-four family residential mortgages originated and intended for sale in the secondary market. The loans are carried in aggregate at the lower of cost or estimated market value, based upon current delivery prices in the secondary mortgage market. Net unrealized losses are recognized through a valuation allowance by corresponding charges to income. Gains or losses on the sale of these loans are recognized in noninterest income at the time of sale using the specific identification method. Loan origination fees, net of certain direct loan origination costs, are included in net gains or losses upon the sale of the related mortgage loan. All loans are sold without recourse. The aggregate cost of these loans was lower than their estimated market value at December 31, 2006 and 2005, accordingly, no valuation allowance was deemed necessary.

Loans:

Loans are stated at their outstanding principal balances, net of unearned interest and net deferred loan fees or costs. Interest income is accrued on the principal amount outstanding, except for certain scheduled payment loans for which interest is accrued based on a predetermined amortization schedule. Direct financing leases, included in loans, are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned interest. Unearned interest on installment loans and direct financing leases is recognized over the respective loan terms using the effective interest method. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized over the contractual life of the related loan as an adjustment to yield using the effective interest method. Delinquency fees are recognized in income when chargeable, assuming collectibility is reasonably assured. For direct financing leases, residual values are reviewed periodically for other-than-temporary impairment, with valuation adjustments, if any, included in noninterest expense. Any gain or loss realized upon disposal of equipment returned at the end of the lease term is included in noninterest income or noninterest expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

On January 1, 2005, the Company adopted the Accounting Standards Executive Committee’s of the American Institute of Certified Public Accountants Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or loans accounted for as debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in business combinations and applies to all nongovernmental entities. It does not apply to loans originated by the entity. SOP 03-3 was effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of SOP 03-3 did not have a material effect on the operating results or financial position of the Company.

Nonperforming assets:

Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans include nonaccrual loans, restructured loans and accruing loans past due 90 days or more. Generally, a loan is classified as nonaccrual when it is determined that the collection of all or a portion of interest or principal is doubtful or when a default of interest or principal has existed for 90 days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals discontinue and uncollected accrued interest is reversed against income in the current period. Interest collections after a loan has been placed on nonaccrual status are credited to a suspense account until either the loan is returned to performing status or charged-off. The interest accumulated in the suspense account is credited to income if the nonaccrual loan is returned to performing status. However, if the nonaccrual loan is charged-off, the accumulated interest is applied as a reduction to principal at the time the loan is charged-off. A nonaccrual loan is returned to performing status when the loan is current as to principal and interest and has performed according to the contractual terms for a minimum of six months.

Restructured loans are loans with original terms, interest rate, or both, that have been modified as a result of a deterioration in the borrower’s financial condition. Interest income on restructured loans is recognized when earned, using the interest method. There were no restructured loans outstanding at December 31, 2006 and 2005.

The Company recognizes interest income on impaired loans, including the recording of cash receipts, based on its policy for nonaccrual, restructured or accruing loans depending on the status of the impaired loan.

Foreclosed assets are comprised of properties acquired through foreclosure proceedings or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. The Company includes such properties in other assets. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at the lower of the related loan balance or fair market value less cost to sell at the time of acquisition. Any excess of the loan balance over the recorded value is charged to the allowance for loan losses. Subsequent declines in the recorded values of the properties prior to their disposal and cost to maintain the assets are included in other expenses. No allowance has been established subsequent to the acquisition of foreclosed assets during the three years ended December 31, 2006. Any gain or loss realized upon disposal of foreclosed assets is included in noninterest income or noninterest expense. The historical average holding period for such properties is less than 12 months.

Allowance for loan losses:

The allowance for loan losses account is maintained through a provision for loan losses charged to earnings. Loans, or portions of loans, determined to be uncollectible are charged against the allowance account and subsequent recoveries, if any, are credited to the account. Nonaccrual, restructured and large delinquent commercial and real estate loans are reviewed monthly to determine if carrying value reductions are warranted or if these classifications should be changed. Consumer loans are considered losses when they are 120 days past due, except those expected to be recovered through insurance or collateral disposition proceeds.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

Management evaluates the adequacy of the allowance for loan losses account quarterly. Identified loans individually evaluated for impairment under SFAS No. 114 are reviewed to determine if impairment exists or if the level of impairment has changed. Historical loss factors and qualitative factors are updated and used to estimate the level of impairment for loans collectively evaluated under SFAS No. 5. Based on these evaluations, the allowance for loan losses account is adjusted for any deficiency through the provision for loan losses in the current period.

Off-balance sheet financial instruments:

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under home equity and credit card arrangements and commercial letters of credit. These financial instruments are recorded in the financial statements when they are exercised. Fees on commercial letters of credit and on unused, available lines of credit and credit card arrangements are recorded as service charges, fees and commissions and are included in noninterest income when earned.

Premises and equipment, net:

Land is stated at cost. Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. The cost of routine maintenance and repairs is expensed as incurred. The cost of major replacements, renewals and betterments is capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in noninterest income or noninterest expense. Depreciation and amortization is computed principally using the straight-line method based on the following estimated useful lives of the related assets or in the case of leasehold improvements to the expected terms of the leases, if shorter:

Premises	15-45 years
Equipment	3-10 years
Leasehold improvements	15 years

On December 31, 2005, the Company adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” Interpretation No. 47 clarified that the term, conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” referred to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The Interpretation also clarified when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of Interpretation No. 47 did not have a material effect on the operating results or financial position of the Company.

Mortgage servicing rights:

Mortgage servicing rights are recognized as a separate asset when acquired through sales of loan originations. The Company determines a mortgage servicing right by allocating the total costs incurred between the loan sold and the servicing right, based on their relative fair values at the date of the sale. Mortgage servicing rights are included in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. In addition, mortgage servicing rights are evaluated for impairment at each reporting date based on the fair value of those rights. To determine the fair value, the Company estimates the present value of future cash flows incorporating assumptions such as cost of servicing, discount rates, prepayment speeds and default rates. For purposes of measuring impairment, the rights are stratified by loan type, term and interest rate. The amount of impairment recognized, through a valuation allowance, is the amount by which the mortgage servicing rights for a stratum exceed their fair value.

On March 17, 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” This Statement, which amends SFAS No. 140, addressed the recognition and measurement of separately recognized

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(Dollars in thousands, except per share data)

servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like accounting. SFAS No. 156: (i) clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; (ii) requires that separately recognized servicing assets or liabilities be measured at fair value; and (iii) permits an entity to choose either the amortization method or the fair value method in order to subsequently measure the separately recognized servicing asset or liability. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities acquired or issued subsequent to fiscal years beginning after September 15, 2006. Early adoption of this Statement is permitted. The adoption of this Statement on January 1, 2007, is not expected to have a material effect on the operating results or financial position of the Company.

Intangible assets:

Goodwill is included in other assets, and as required by GAAP, tested for impairment annually or when circumstances arise indicating impairment has occurred. Any impairment losses arising from such testing are reported in the income statement as a separate line item within operations. There were no impairment losses recognized as a result of periodic impairment testing in 2006, 2005 and 2004.

The core deposit intangible that resulted from branch acquisitions was included in other assets and amortized on a straight-line basis over eight years ending December 31, 2005. Management, on a periodic basis, reviewed the core deposit intangible and evaluated events or changes in circumstances that may have indicated a change in its remaining useful life.

Trust and wealth management assets:

Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets since they are not the Company’s assets. Fees associated with providing trust and wealth management services are recorded on a cash basis, which is not materially different than if reported on an accrual basis, and are included in noninterest income. Revenue from trust and wealth management services did not meet any of the quantitative thresholds for required segment disclosure under GAAP.

Statements of Cash Flows:

The Consolidated Statements of Cash Flows are presented using the indirect method. For the purpose of cash flow, cash and cash equivalents include cash on hand, cash items in the process of collection, noninterest-bearing deposits with other banks, balances with the FRB and FHLB-Pgh and federal funds sold. Federal funds sold are highly-liquid investments sold for one-day periods.

Fair value of financial instruments:

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial. Accordingly, such assets and liabilities are excluded from disclosure requirements. For example, no benefit is recorded for the value of low-cost funding subsequently discussed. In addition, Community Bank’s Trust and Wealth Management Division contributes fee income annually. Trust assets and liabilities are not considered financial instruments for this disclosure, and their values have not been incorporated into the fair value estimates. Other significant items that are not considered financial instruments include deferred tax assets, premises and equipment, foreclosed assets and intangible assets. Accordingly, the net aggregate fair value amounts presented do not represent the underlying value of the Company.

The Company’s assets that were considered financial instruments approximated 97.5 percent of total assets at December 31, 2006 and 2005. Liabilities that were considered financial instruments approximated 99.6 percent of total liabilities at December 31, 2006 and 99.7 percent of total liabilities at December 31, 2005. In cases where

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. In many cases, these values cannot be realized in immediate settlement of the instrument.

The following methods and assumptions were used by the Company to construct the summary table in Note 10 containing the fair values and related carrying amounts of financial instruments:

Cash and cash equivalents:  The carrying values of cash and cash equivalents as reported on the balance sheet approximate fair value.

Investment securities:  The fair value of investment securities is based on quoted market prices. The carrying values of restricted equity securities approximate fair value.

Loans held for sale, net:  The fair value of loans held for sale, net, are based on quoted market prices.

Net loans:  For adjustable-rate loans that reprice immediately and with no significant credit risk, fair values are based on carrying values. The fair values of other nonimpaired loans are estimated using discounted cash flow analysis, using interest rates currently offered for loans with similar terms to borrowers of similar credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis determined by the loan review function or underlying collateral values, where applicable.

Mortgage servicing rights:  The fair value of mortgage servicing rights is based on observable market prices when available or the present value of future cash flows when not available.

Accrued interest receivable:  The carrying value of accrued interest receivable as reported on the balance sheet approximates fair value.

Deposits without stated maturities:  The fair value of noninterest-bearing deposits, savings accounts and certain money market accounts is the amount payable on demand at the reporting date. The fair value estimates do not include the benefit that results from such low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Deposits with stated maturities:  The carrying value of adjustable-rate, fixed-term time deposits approximates their fair value at the reporting date. For fixed-rate time deposits, the present value of future cash flows is used to estimate fair value. The discount rates used are the current rates offered for time deposits with similar maturities.

Accrued interest payable:  The carrying value of accrued interest payable as reported on the balance sheet approximates fair value.

Off-balance sheet financial instruments:  The majority of commitments to extend credit, unused portions of home equity and credit card lines and letters of credit carry current market interest rates if converted to loans. Because such commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. None of the commitments are subject to undue credit risk. The estimated fair values of off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of off-balance sheet financial instruments was not material at December 31, 2006 and 2005.

On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. This Standard responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157,

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

which does not expand the use of fair value, applies whenever other Standards require or permit assets or liabilities to be measured at fair value, and is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 on January 1, 2008, is not expected to have a material effect on the operating results or financial position of the Company.

On February 15, 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Liabilities — Including an Amendment of SFAS No. 115.” The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Statement requires companies to: (i) provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings; and (ii) display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this Statement on January 1, 2008, is not expected to have a material effect on the operating results or financial position of the Company.

Comprehensive income:

The components of comprehensive income and their related tax effects are reported in the Consolidated Statements of Income and Comprehensive Income. The accumulated other comprehensive income included in the Consolidated Statements of Changes in Stockholders’ Equity relates entirely to the net unrealized gains and losses on available-for-sale securities.

Advertising costs:

Advertising costs are expensed as incurred and totaled $490 in 2006, $512 in 2005 and $405 in 2004.

Website operational costs:

Costs associated with the operation of the Company’s website are expensed as incurred and totaled $15 in 2006, $22 in 2005 and $30 in 2004.

Other expenses:

None of the items included in other expenses reported in the Consolidated Statements of Income and Comprehensive Income exceeded 1.0 percent of the aggregate of total interest income and noninterest income, with the exception of directors and committee fees, audit and exam fees and Pennsylvania capital shares tax expense. Directors and committee fees amounted to $436 in 2006, $427 in 2005 and $438 in 2004. Audit and exam fees totaled $291 in 2006, $414 in 2005 and $172 in 2004. Capital shares tax expense is disclosed in Note 12.

Income taxes:

The Company recognizes the current and deferred tax consequences of all transactions that have been recorded in the financial statements using the provisions of the enacted tax laws. The Parent Company and its subsidiaries file a consolidated federal income tax return. The subsidiaries provide for income taxes on a separate return basis, and remit amounts determined to be currently payable to the Parent Company.

On July 13, 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109.” Interpretation No. 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in income taxes. The Interpretation prescribes a consistent recognition threshold and measurement attribute, as well as clear criteria for subsequently recognizing,

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

derecognizing and measuring such tax positions for financial statement purposes. In addition, the Interpretation requires expanded disclosure with respect to uncertainty in income taxes. Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation on January 1, 2007, is not expected to have a material effect on the operating results or financial position of the Company.

Earnings per common share:

The Company had no dilutive potential common shares outstanding during the three-year period ended December 31, 2006, therefore, the per share data presented on the face of the Consolidated Statements of Income and Comprehensive Income relates to basic per share amounts.

2.	Cash and due from banks:

The Federal Reserve Act, as amended, imposes reserve requirements on all member depository institutions. The Company’s required reserve balances, which were satisfied through the restriction of vault cash, were $3,128 and $3,070 at December 31, 2006 and 2005, respectively. These reserve requirements averaged $3,068 in 2006 and $3,012 in 2005.

3.	Investment securities:

All investment securities were classified as available-for-sale for the years ended December 31, 2006 and 2005. The amortized cost and fair value of available-for-sale securities aggregated by investment category at December 31, 2006 and 2005, are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
December 31, 2006	Cost	Gains	Losses	Value

U.S. Government agencies	$39,258	$3	$60	$39,201
State and municipals:
Taxable	12,139		227	11,912
Tax-exempt	29,323	1,634	1	30,956
Mortgage-backed securities	7,799	11	50	7,760
Equity securities:
Restricted	1,206			1,206
Other	38	140		178

Total	$89,763	$1,788	$338	$91,213

	Amortized	Unrealized	Unrealized	Fair
December 31, 2005	Cost	Gains	Losses	Value

U.S. Government agencies	$42,938		$227	$42,711
State and municipals:
Taxable	15,697	$1	430	15,268
Tax-exempt	31,820	1,983	8	33,795
Mortgage-backed securities	12,211	86	80	12,217
Equity securities:
Restricted	808			808
Other	38	128		166

Total	$103,512	$2,198	$745	$104,965

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

Net unrealized holding gains and losses on available-for-sale securities are included as a separate component in stockholders’ equity. The Company had net unrealized holding gains of $957, net of deferred income taxes of $493, at December 31, 2006, and $959, net of deferred income taxes of $494, at December 31, 2005. There were no sales of investment securities in 2006, 2005 and 2004. As a result, the Company recorded no gains or losses which were required to be reclassified out of other comprehensive income and into noninterest income for any of the three years ended December 31, 2006.

The fair value and gross unrealized losses of available-for-sale securities with unrealized losses for which an other-than-temporary impairment has not been recognized at December 31, 2006 and 2005, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, are summarized as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2006	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies	$7,326	$3	$5,956	$57	$13,282	$60
State and municipals:
Taxable			11,912	227	11,912	227
Tax-exempt			129	1	129	1
Mortgage-backed securities	2,667	2	4,332	48	6,999	50
Equity securities:
Restricted
Other

Total	$9,993	$5	$22,329	$333	$32,322	$338

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2005	Value	Losses	Value	Losses	Value	Losses

U.S. Government agencies	$29,769	$128	$12,942	$99	$42,711	$227
State and municipals:
Taxable	1,571	4	13,541	426	15,112	430
Tax-exempt	1,382	5	388	3	1,770	8
Mortgage-backed securities	211	1	5,094	79	5,305	80
Equity securities:
Restricted
Other

Total	$32,933	$138	$31,965	$607	$64,898	$745

At December 31, 2006, the Company had 184 investment securities, consisting of 20 U.S. Government agency securities, 10 taxable and 129 tax-exempt state and municipal obligations, 18 mortgage-backed securities, including collateralized mortgage obligations, and two restricted and five marketable equity securities. There were 25 debt securities in an unrealized loss position at December 31, 2006, including 17 which have been in a continuous unrealized loss position for 12 months or more. None of the equity securities had an unrealized loss at December 31, 2006. Community Bank holds all of the Company’s debt securities and is a state member bank of the Federal Reserve System which imposes strict limitations and restrictions on the types of securities that may be acquired. As a result, securities held are “Bank Quality Investment” grade, defined as bearing a credit quality rating of “Baa” or higher from Moody’s or “BBB” or higher from Standard and Poor’s rating services, and are readily marketable, but

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

are still subject to price fluctuations because of changes in interest rates. The decline in the fair value below the amortized cost basis of each of the debt securities was attributable to the increase in interest rates and the correspondingly higher current interest rate offerings on comparable securities then when the securities were purchased and was not indicative of a downgrade in the credit quality of the issuer. Management does not consider the unrealized losses, as a result of changes in interest rates, to be other-than-temporary based on historical evidence that indicates the cost of these securities is recoverable within a reasonable period of time in relation to normal cyclical changes in the market rates of interest.

All of the Company’s holdings of agency securities were obligations of federally-sponsored agencies of the U.S. Government and had a credit quality rating of “AAA” at December 31, 2006. There were six U.S. Government agency securities which had an unrealized loss at December 31, 2006, with three of those securities having been in a continuous unrealized loss position for 12 months or more. The longest duration that any of these three securities were in a continuous unrealized loss position was six consecutive quarters. The greatest severity of an unrealized loss on these securities was 1.0 percent of amortized cost at December 31, 2006. Although there are no explicit or implicit federal guarantees on these securities issued by the federally-sponsored agencies, the general market perception that the government would ultimately cover any default indicates that these securities would not be settled at a price less than amortized cost. As a result, the Company does not consider the unrealized losses to be other than temporary because they were a direct result of interest rate fluctuations and the Company has the intent and ability to hold all of these investment securities until such time when their fair value meet or exceed the amortized cost basis or the securities mature at stated par.

The Company’s investment in taxable state and municipal securities included insured general obligations and revenue bonds of counties, municipal authorities, cities and school districts. Each of the 10 taxable state and municipal obligations had a continuous unrealized loss position longer than 12 months at December 31, 2006. The longest period that any of these securities were in a continuous loss position was 15 quarters. The longevity of the loss position is a direct result of purchasing these short-term securities during a period of low interest rates and is not attributable to a deterioration in credit quality. Yields on taxable state and municipal securities having similar terms have gradually increased since these securities were purchased. None of these securities had an unrealized loss greater than 3.6 percent of amortized cost at December 31, 2006. The insured general obligations bear a credit quality rating of “AA” or higher and all of the insured revenue bonds have a rating of “Aaa.” The general obligation securities are secured by the unlimited taxing power of the issuer and are further safeguarded against default by unconditional guarantees of various insurance companies over the term of the bond to pay the bondholder any principal or interest that is due on a stated maturity date not paid by the issuer. The revenue bonds are secured by the revenues generated by the underlying project and contractual commitments from insurance companies to pay any principal or interest defaults on the part of an issuer. Because there has been no change in the credit quality of the issuers or other events or circumstances that may cause a significant adverse impact on the fair value of these securities, and the Company has the intent and ability to hold the securities until costs are fully recovered, the unrealized losses are not considered to be other-than-temporary impairments at December 31, 2006.

All of the Company’s holdings of tax-exempt state and municipal securities were insured general obligations with unlimited taxing powers of states, counties, cities and school districts. There was one security of the 129 tax-exempt state and municipal obligations that was in an unrealized loss position at December 31, 2006. This security has been in a continuous unrealized loss position for eight consecutive quarters. The unrealized loss on this security was 0.5 percent of amortized cost at December 31, 2006. This security had a credit quality rating of “AAA.” Because the decline in fair value is directly attributable to increases in interest rates and not credit rating, and the Company has the intent and ability to hold this security until the recovery of fair value, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2006.

Mortgage-backed securities consisted entirely of obligations of federally-sponsored agencies of the U.S. Government, except for one Government National Mortgage Association (“GNMA”) federal agency bond

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

which is a direct obligation of the U.S. Government. GNMA securities are backed by the full faith and credit of the U.S. Government and thus are considered to have no risk of default. The federally-sponsored agency securities had a credit rating of “AAA” at December 31, 2006. Eight of the 18 mortgage-backed securities held by the Company had an unrealized loss at December 31, 2006, of which three had been in a continuous unrealized loss position for 12 months or more. The longest duration that any of these three securities were in an unrealized loss position was 14 consecutive quarters. The greatest severity of an unrealized loss on these securities was 1.6 percent of amortized cost at December 31, 2006. As previously mentioned, a default on the contractual cash flows of securities issued by federally-sponsored agencies is remote which indicates that there is a high level of assurance that these securities would not be settled at a price less than amortized cost. The Company does not consider the unrealized losses to be other than temporary because they were a direct result of interest rate fluctuations and the Company has the intent and ability to hold all of these investment securities until such time when their fair value meet or exceed the amortized cost basis or the securities mature at stated par.

Investment securities with an amortized cost of $47,057 at December 31, 2006, and $36,604 at December 31, 2005, were pledged to secure deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. The fair value of these securities was $46,961 at December 31, 2006, and $36,474 at December 31, 2005.

The maturity distribution of the fair value, which is the net carrying amount, of the debt securities classified as available-for-sale at December 31, 2006, is summarized in the table that follows. The distributions are based on contractual maturity with the exception of mortgage-backed securities. Mortgage-backed securities have been presented based upon estimated cash flows, assuming no change in the current interest rate environment. Expected maturities may differ from contracted maturities, or estimated maturities for mortgage-backed securities, because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

		After One	After Five
	Within	but Within	but Within	After
December 31, 2006	One Year	Five Years	Ten Years	Ten Years	Total

Fair value:
U.S. Government agencies	$39,201				$39,201
State and municipals:
Taxable	6,814	$5,098			11,912
Tax-exempt	190	5,336	$17,088	$8,342	30,956
Mortgage-backed securities	5,870	1,805	85		7,760

Total	$52,075	$12,239	$17,173	$8,342	$89,829

Except for U.S. Government agencies, including mortgage-backed securities, there were no securities of any individual issuer that exceeded 10.0 percent of stockholders’ equity at December 31, 2006 and 2005.

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

4.	Loans, nonperforming assets and allowance for loan losses:

The major classifications of loans outstanding, net of unearned interest and net deferred loan costs at December 31, 2006 and 2005, are summarized as follows. Unearned interest totaled $2,029 and $1,815 at December 31, 2006 and 2005, respectively. Net deferred loan costs were $484 at December 31, 2006, and $257 at December 31, 2005.

December 31	2006	2005

Commercial, financial and others	$143,792	$137,302
Real estate:
Construction	5,513	2,575
Mortgage	225,703	217,827
Consumer, net	31,546	29,217
Lease financing, net	1,520	1,682

Total	$408,074	$388,603

Fixed-rate loans totaled $167,392 and $164,146, while loans with adjustable interest rates were $240,682 and $224,457, respectively, at December 31, 2006 and 2005.

Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $8,209 at December 31, 2006, and $5,510 at December 31, 2005. Advances and repayments during 2006 totaled $4,266 and $1,567, respectively. These loans are made during the ordinary course of business at normal credit terms. There were no related party loans that were classified as nonaccrual, past due, restructured or considered a potential credit risk at December 31, 2006 and 2005.

At December 31, 2006, the majority of the Company’s loans were at least partially secured by real estate in Northeastern Pennsylvania. Therefore, a primary concentration of credit risk is directly related to the real estate market in this area. Changes in the general economy, local economy or in the real estate market could affect the ultimate collectibility of this portion of the loan portfolio. Management does not believe there are any other significant concentrations of credit risk that could affect the loan portfolio.

The analysis of changes affecting the allowance for loan losses account for each of the three years ended December 31, 2006, 2005 and 2004, is summarized as follows:

	2006	2005	2004

Balance, January 1	$4,128	$3,859	$3,584
Provision for loan losses	890	782	600
Loans charged-off	(717)	(586)	(482)
Loans recovered	134	73	157

Balance, December 31.	$4,435	$4,128	$3,859

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

Information concerning nonperforming assets at December 31, 2006 and 2005, is summarized as follows:

December 31	2006	2005

Nonaccrual loans:
Commercial, financial and others	$1,060	$1,574
Real estate:
Construction
Mortgage	856	1,714
Consumer, net	94	98
Lease financing, net

Total nonaccrual loans	2,010	3,386

Accruing loans past due 90 days or more:
Commercial, financial and others	13	62
Real estate:
Construction
Mortgage	217	333
Consumer, net	60	118
Lease financing, net	2	33

Total accruing loans past due 90 days or more	292	546

Total nonperforming loans	2,302	3,932
Foreclosed assets	352	363

Total nonperforming assets	$2,654	$4,295

Information relating to the recorded investment in impaired loans at December 31, 2006 and 2005, is summarized as follows:

December 31	2006	2005

Impaired loans:
With a related allowance	$8,017	$3,844
With no related allowance	1,683	1,863

Total	$9,700	$5,707

The analysis of changes affecting the specific portion of the allowance for loan losses related to impaired loans for each of the three years ended December 31, 2006, 2005 and 2004, is summarized as follows:

	2006	2005	2004

Balance, January 1	$2,206	$1,179	$377
Provision for loan losses	662	1,337	1,002
Loans charged-off	(458)	(318)	(212)
Loans recovered		8	12

Balance, December 31	$2,410	$2,206	$1,179

Interest income on impaired loans that would have been recognized had the loans been current and the terms of the loans not been modified, the aggregate amount of interest income recognized and the amount recognized using

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

the cash-basis method, and the average recorded investment in impaired loans for each of the three years ended December 31, 2006, 2005 and 2004, are summarized as follows:

Year Ended December 31	2006	2005	2004

Gross interest due under terms	$703	$434	$279
Interest income recognized	693	337	246

Interest income not recognized	$10	$97	$33

Interest income recognized (cash-basis)	$693	$337	$246
Average recorded investment in impaired loans	$8,841	$6,285	$4,564

Cash received on impaired loans applied as a reduction of principal totaled $1,445 in 2006, $5,543 in 2005 and $1,692 in 2004. At December 31, 2006, the Company had a $465 commitment to one commercial customer with impaired loans. The commitment involved a bridge loan to be paid off within 90 days by guaranteed funds from governmental agencies. There were no commitments to extend additional funds to customers with impaired loans at December 31, 2005.

5.	Commitments, concentrations and contingent liabilities:

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. Management does not anticipate that losses, if any, that may occur as a result of funding off-balance sheet commitments, would have a material adverse effect on the operating results or financial position of the Company.

The contractual amounts of off-balance sheet commitments at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Commitments to extend credit	$66,192	$64,816
Unused portions of home equity and credit card lines	15,777	14,576
Commercial letters of credit	21,405	18,565

Total	$103,374	$97,957

The Company’s involvement in, and exposure to, credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused portions of home equity and credit card lines and commercial letters of credit is represented by the contractual amounts of those instruments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being draw upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of the collateral obtained, if deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Unused portions of home equity and credit card lines are commitments for possible future extensions of credit to existing customers. Unused portions of home equity lines are collateralized and generally have a fixed expiration date. Credit card lines are uncollateralized and usually do not carry a specific maturity date. Unused portions of home equity and credit card lines ultimately may not be drawn upon to the total extent to which the Company is committed.

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

Commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commercial letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all commercial letters of credit have expiration dates within one year. Collateral supporting commercial letters of credit amounted to $11,180 at December 31, 2006, and $10,134 at December 31, 2005. Commercial letters of credit with collateral values less than the contractual amount of the commitment are supported by existing lines of credit with the Company. The carrying value of the liability for the Company’s obligations under guarantees was not material at December 31, 2006 and 2005.

The Company provides deposit and loan products and other financial services to individual and corporate customers in its six-county market area of Lackawanna, Luzerne, Monroe, Susquehanna, Wayne and Wyoming. There are no significant concentrations of credit risk from any individual counterparty or groups of counterparties, except for locational concentrations. The concentrations of the credit portfolio by loan type are set forth in Note 4. Collateral is required for all real estate exposure and for most other loans, including off-balance sheet commitments upon extension of credit.

Loan-to-value ratios of no greater than 80.0 percent are maintained, except in the case of loans secured by deposits or U.S. Government securities. The amount of collateral obtained is based on management’s credit evaluation of the customer. Collateral varies but may include property, plant and equipment, primary residential properties, and to a lesser extent, income-producing properties. Although the credit portfolio is diversified, the Company and its borrowers are dependent on the continued viability of the Northeastern Pennsylvania economy. The loan portfolio does not include any form of credit involving highly-leveraged transactions, defined as financing transactions that involve the buyout, acquisition or recapitalization of an existing business, including credit extended to highly-leveraged industries. The Company’s underwriting procedures include monitoring the abilities of its borrowers to continue to service loans in periods of rising interest rates through stress testing which could expose the Company to a concentration of credit risk. The Company was not exposed to any potential changes in the terms of loan products that may give rise to a concentration of credit risk at December 31, 2006 and 2005.

Securities and short-term investment activities are conducted with a diverse group of government entities, corporations and depository institutions. The counterparty’s creditworthiness and type of collateral is evaluated on a case-by-case basis. At December 31, 2006 and 2005, there were no significant concentrations of credit risk from any one issuer, with the exception of securities issued by U.S. Government agencies, including mortgage-backed securities.

Neither the Company nor any of its property is subject to any material legal proceedings. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of pending and threatened lawsuits will have a material effect on the operating results or financial position of the Company.

6.	Premises and equipment, net:

Premises and equipment at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Land	$3,519	$3,519
Premises	10,446	10,406
Leasehold improvements	291	291
Furniture and equipment	10,068	9,140

Total premises and equipment	24,324	23,356
Less: accumulated depreciation and amortization	13,306	12,353

Premises and equipment, net	$11,018	$11,003

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

Depreciation and amortization charged to noninterest expense amounted to $1,022 in 2006, $1,013 in 2005 and $1,191 in 2004. Occupancy expense has been reduced by rental income from premises leased to others in the amount of $27 in 2006, $15 in 2005 and $39 in 2004.

Certain facilities are leased under operating lease agreements expiring on various dates until the year 2022. Three leases contain escalation clauses that provide for inflation adjustments. The effects of such adjustments are included in the following table. Two leases contain renewal options that provide for extensions of the original lease terms up to 20 years. The cost of such rentals is not included in the following table. The realty leases require the Company to pay real estate taxes, insurances, utilities and repair costs. Rental expense on operating leases amounted to $229 in 2006, $225 in 2005 and $226 in 2004.

Future minimum annual rentals required under noncancellable leases are summarized as follows:

2007	$194
2008	186
2009	147
2010	119
2011	119
2012 and thereafter	469

Total	$1,234

7.	Other assets:

The major components of other assets at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Goodwill	$349	$349
Deferred income taxes	363	288
Foreclosed assets	352	363
Mortgage servicing rights	676	735
Other	1,725	1,575

Total	$3,465	$3,310

The net costs of operating foreclosed assets, including gains and losses on the sale of such properties, were $59 in 2006, $65 in 2005 and $51 in 2004.

The Company originates one-to-four family residential mortgage loans for sale in the secondary market with servicing rights retained. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others were $115,120 at December 31, 2006, and $110,133 at December 31, 2005. Custodial escrow balances, maintained in connection with the loan servicing and included in demand deposits, were $222 and $66 at December 31, 2006 and 2005, respectively.

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

The analysis of the changes in the balances of mortgage servicing rights for each of the three years ended December 31, 2006, 2005 and 2004, is summarized as follows:

	2006	2005	2004

Balance, January 1	$735	$719	$740
Additions	165	234	214
Amortization	(224)	(218)	(235)

Balance, December 31	$676	$735	$719

At December 31, 2006, 2005 and 2004, the fair value of the mortgage servicing rights approximated their carrying value, therefore, no valuation allowance was deemed necessary.

8.	Deposits:

The major components of interest-bearing and noninterest-bearing deposits at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Interest-bearing deposits:
Money market accounts	$31,464	$30,839
NOW accounts	67,273	60,191
Savings accounts	99,341	115,864
Time deposits less than $100	176,389	185,464
Time deposits $100 or more	35,920	23,579

Total interest-bearing deposits	410,387	415,937
Noninterest-bearing deposits	73,055	75,428

Total deposits	$483,442	$491,365

Deposits of directors, executive officers, principal stockholders or their affiliates are accepted on the same terms and at the prevailing interest rates offered at the time of deposit for comparable transactions with unrelated parties. The amount of related party deposits totaled $7,053 at December 31, 2006, and $6,648 at December 31, 2005.

The aggregate amounts of maturities for all time deposits at December 31, 2006, are summarized as follows:

2007	$121,880
2008	33,318
2009	7,962
2010	22,753
2011	9,618
2012 and thereafter	16,778

Total	$212,309

The aggregate amount of deposits reclassified as loans was $537 at December 31, 2006, and $321 at December 31, 2005. Management evaluates transaction accounts that are overdrawn for collectibility as part of its evaluation for credit losses. During 2006 and 2005, no deposits were received on terms other than those available in the normal course of business.

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

9.	Short-term borrowings:

Short-term borrowings available to the Company consist of a line of credit and advances with the FHLB-Pgh secured under terms of a blanket collateral agreement by a pledge of FHLB-Pgh stock and certain other qualifying collateral, such as investment and mortgage-backed securities and mortgage loans. The line of credit is limited to the Company’s maximum borrowing capacity (“MBC”) with the FHLB-Pgh, which is based on a percentage of qualifying collateral assets. At December 31, 2006, the MBC was $178,267. Interest accrues daily on the line based on the rates of FHLB-Pgh discount notes. This rate resets each day. The line is renewable annually on its anniversary date and carries no associated commitment fees. The FHLB-Pgh has the right to reduce or terminate the line at any time without prior notice and the Company may repay the line at any time without incurring prepayment penalties. Short-term advances are issued with maturities less than one year based on the FHLB-Pgh’s current cost of funds rate. Advances are limited to the MBC and are not prepayable. There are no commitment fees associated with the advances, except those for forward settlement that are based on FHLB-Pgh hedging costs.

There were no short-term borrowings outstanding at December 31, 2006 and 2005. The maximum amount of all short-term borrowings outstanding under the line of credit agreement at any month-end was $11,800 during 2006 and $24,275 during 2005. The average daily balance and weighted-average rate on aggregate short-term borrowings, which consisted entirely of the FHLB-Pgh line of credit, was $3,102 at 4.8 percent in 2006 and $3,894 at 2.7 percent in 2005.

10.	Fair value of financial instruments:

The estimated fair value of financial instruments at December 31, 2006 and 2005, is summarized as follows:

	2006		2005
	Carrying	Fair	Carrying	Fair
December 31	Value	Value	Value	Value

Financial assets:
Cash and cash equivalents	$27,634	$27,634	$35,403	$35,403
Investment securities available-for-sale	91,213	91,213	104,965	104,965
Loans held for sale, net	572	579	1,934	1,951
Net loans	403,639	395,245	384,475	381,730
Mortgage servicing rights	676	676	735	735
Accrued interest receivable	2,863	2,863	2,487	2,487

Total	$526,597	$518,210	$529,999	$527,271

Financial liabilities:
Deposits without stated maturities	$271,133	$271,133	$282,322	$282,322
Deposits with stated maturities	212,309	212,361	209,043	210,271
Accrued interest payable	1,106	1,106	1,024	1,024

Total	$484,548	$484,600	$492,389	$493,617

11.	Employee benefit plan:

The Company has a defined contribution plan covering all employees who have completed 1,000 hours of service, attained 21 years of age and have been employed by the Company for at least one year. Contributions to the plan are determined by the Board of Directors and are based on a prescribed percentage of annual net income allocated to each participant based on their pro rata share of annual compensation. Pension costs are accrued monthly to salaries and benefits expense with the plan being funded annually. In addition, the defined contribution

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

plan includes the provisions under section 401(k) of the Internal Revenue Code (“401(k)”). The 401(k) feature of the plan permits employees to make voluntary, pre-tax contributions up to 25.0 percent of their compensation. Company contributions to the 401(k) are determined by the Board of Directors and are currently based on 100.0 percent matching of voluntary contributions up to 3.0 percent of the employee’s eligible compensation. Company matching contributions to the 401(k) are funded biweekly and are included in salaries and benefits expense. Employee contributions under the 401(k) vest immediately, while matched contributions and discretionary annual contributions made under the defined contribution plan vest proportionally over five years of credited service.

Discretionary annual contributions to the plan were $165 in 2006, $103 in 2005 and $77 in 2004. Discretionary matching contributions under the 401(k) feature of the plan totaled $149 in 2006, $137 in 2005 and $145 in 2004.

12.  Income taxes:

The current and deferred amounts of the provision for income tax expense for each of the three years ended December 31, 2006, 2005 and 2004, are summarized as follows:

Year Ended December 31	2006	2005	2004

Current	$1,948	$1,497	$566
Deferred	(74)	(246)	113

Total	$1,874	$1,251	$679

A reconciliation between the effective income tax expense and the amount of income tax expense that would have been provided at the federal statutory tax rate of 34.0 percent for each of the three years ended December 31, 2006, 2005 and 2004, is summarized as follows:

Year Ended December 31	2006	2005	2004

Federal income tax at statutory rate	$2,796	$2,197	$1,837
Differences resulting from:
Tax-exempt interest, net	(930)	(891)	(748)
Residential housing program tax credit		(9)	(419)
Other	8	(46)	9

Federal income tax on income before income taxes	$1,874	$1,251	$679

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

Sources of change in deferred income taxes and the related tax effects for each of the three years ended December 31, 2006, 2005 and 2004, are summarized as follows:

Year Ended December 31	2006	2005	2004

Allowance for loan losses	$(128)	$(119)	$(116)
Loans, net of unearned income	78	49	198
Accrued interest receivable	25	(32)	8
Prepaid expenses	28	(57)	147
Premises and equipment, net	(122)	(91)	(70)
Core deposit intangible	49	(42)	(42)
Other	(4)	46	(12)

Change in deferred income taxes affecting the statements of income	(74)	(246)	113
Deferred income taxes on investment securities recognized in stockholders’ equity	(1)	(296)	(299)

Total change in deferred income taxes	$(75)	$(542)	$(186)

Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent the deferred tax assets and liabilities at December 31, 2006 and 2005, are summarized as follows:

December 31	2006	2005

Deferred tax assets:
Allowance for loan losses	$1,290	$1,162
Accrued interest receivable	48	73
Core deposit intangible	292	341

Total	1,630	1,576

Deferred tax liabilities:
Investment securities available-for-sale	493	494
Loans, net of unearned income	165	87
Prepaid expenses	118	90
Premises and equipment, net	421	543
Other	70	74

Total	1,267	1,288

Net deferred tax assets	$363	$288

The Company has determined that the establishment of a valuation reserve for the deferred tax assets is not required, since it is more likely than not that the net deferred tax assets could be principally realized through carryback to taxable income in prior years, and by future reversals of existing taxable temporary differences, or to a lesser extent, through future taxable income. A review of the accounting criteria related to the recognition of deferred tax assets is performed quarterly. Banks in Pennsylvania are not subject to state or local income taxes, but rather are assessed a tax based on capital. This capital shares tax, which is included in other expenses, was $481 in 2006, $432 in 2005 and $377 in 2004.

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

13.  Parent Company financial statements:

CONDENSED STATEMENTS OF INCOME

Year Ended December 31	2006	2005	2004

Income:
Dividends from subsidiaries	$1,866	$2,255	$3,848
Management fees from subsidiaries	284	281	262
Other income	5	119	3

Total income	2,155	2,655	4,113

Expense:
Occupancy and equipment expenses	76	76	76
Other expenses	377	281	367

Total expenses	453	357	443

Income before income taxes and undistributed income of subsidiaries	1,702	2,298	3,670
Income tax expense (benefit)	(57)	4	(480)

Income before undistributed income of subsidiaries	1,759	2,294	4,150
Equity in undistributed income of subsidiaries	4,591	2,916	575

Net income	$6,350	$5,210	$4,725

CONDENSED BALANCE SHEETS

December 31	2006	2005

Assets:
Cash	$235	$53
Investment in bank subsidiary	52,108	47,526
Investment securities available-for-sale	178	166
Other assets	2,192	2,478

Total assets	$54,713	$50,223

Liabilities:
Dividends payable	$463	$426
Other liabilities	132	108

Total liabilities	595	534
Stockholders’ equity	54,118	49,689

Total liabilities and stockholders’ equity	$54,713	$50,223

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

CONDENSED STATEMENTS OF CASH FLOWS

Year Ended December 31	2006	2005	2004

Cash flows from operating activities:
Net income	$6,350	$5,210	$4,725
Adjustments:
Equity in undistributed income of subsidiaries	(4,591)	(2,916)	(575)
Depreciation and amortization	76	76	76
Changes in:
Other assets	210	(5)	(811)
Other liabilities	19	(203)	82

Net cash provided by operating activities	2,064	2,162	3,497

Cash flows from financing activities:
Issuance of dividend reinvestment plan shares	305	258	246
Repurchase and retirement of common shares	(371)	(811)	(1,957)
Cash dividends paid	(1,816)	(1,695)	(1,667)

Net cash used in financing activities	(1,882)	(2,248)	(3,378)

Net increase (decrease) in cash	182	(86)	119
Cash at beginning of year	53	139	20

Cash at end of year	$235	$53	$139

14.  Regulatory matters:

Under the Pennsylvania Business Corporation Law of 1988, as amended, the Company may not pay a dividend if, after payment, either the Company could not pay its debts as they become due in the usual course of business, or the Company’s total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: (i) financial statements prepared on the basis of GAAP; (ii) financial statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances; or (iii) a fair valuation or other method that is reasonable under the circumstances.

In addition, the Company is subject to dividend restrictions under the Pennsylvania Banking Code of 1965, as amended, which allows cash dividends to be declared and paid out of accumulated net earnings. More stringent dividend restrictions apply under Federal Reserve Regulation H, which restricts calendar year dividend payments of member banks to the total of its net profits for that year combined with its retained net profits of the preceding two calendar years, less any required transfer to surplus, unless a bank has received prior approval from the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). Accordingly, Community Bank, without prior approval from the Federal Reserve Board, may declare dividends to the Parent Company of $8,167 at December 31, 2006.

Although subject to the aforementioned regulatory restrictions, the Company’s consolidated retained earnings at December 31, 2006 and 2005, were not restricted under any borrowing agreement as to payment of dividends or reacquisition of common stock.

The Company has paid cash dividends since its formation as a bank holding company in 1983. It is the present intention of the Board of Directors to continue this dividend payment policy, however, further dividends must

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers payment of dividends.

The amount of funds available for transfer from Community Bank to the Parent Company in the form of loans and other extensions of credit is also limited. Under the provisions of Section 23A of the Federal Reserve Act, transfers to any one affiliate are limited to 10.0 percent of capital and surplus. At December 31, 2006, the maximum amount available for transfer from Community Bank to the Parent Company in the form of loans amounted to $5,526. At December 31, 2006 and 2005, there were no loans outstanding, nor were any advances made during 2006 and 2005.

The Company and Community Bank are subject to certain regulatory capital requirements administered by the federal banking agencies, which are defined in Section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Community Bank’s financial statements. In the event an institution is deemed to be undercapitalized by such standards, FDICIA prescribes an increasing amount of regulatory intervention, including the required institution of a capital restoration plan and restrictions on the growth of assets, branches or lines of business. Further restrictions are applied to the significantly or critically undercapitalized institutions including restrictions on interest payable on accounts, dismissal of management and appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention when the institution is deemed to be engaging in unsafe and unsound practices or receives a less than satisfactory examination report rating. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Community Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Community Bank was categorized as well capitalized under the regulatory framework for prompt corrective action at December 31, 2006 and 2005, based on the most recent notification from the Federal Deposit Insurance Corporation. To be categorized as well capitalized, Community Bank must maintain certain minimum Tier I risk-based, total risk-based and Tier I Leverage ratios as set forth in the following tables. The Tier I Leverage ratio is defined as Tier I capital to total average assets less intangible assets. There are no conditions or events since the most recent notification that management believes have changed Community Bank’s category.

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

The Company’s and Community Bank’s capital ratios at December 31, 2006 and 2005, as well as the required minimum ratios for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions as defined by FDICIA, are summarized as follows:

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2006	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I capital to risk-weighted assets:
Consolidated	$52,745	12.5%	$16,881	4.0%
Community Bank	50,827	12.1	16,851	4.0	$25,277	6.0%
Total capital to risk-weighted assets:
Consolidated	57,180	13.5	33,763	8.0
Community Bank	55,262	13.1	33,703	8.0	42,128	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	52,745	9.7	21,670	4.0
Community Bank	$50,827	9.4%	$21,631	4.0%	$27,039	5.0%
Risk-weighted assets:
Consolidated	$408,540
Community Bank	407,785
Risk-weighted off-balance sheet items:
Consolidated	13,497
Community Bank	13,497
Average assets for Leverage ratio:
Consolidated	541,760
Community Bank	$540,783

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

					Minimum to be Well
					Capitalized under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
December 31, 2005	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I capital to risk-weighted assets:
Consolidated	$48,308	12.0%	$16,113	4.0%
Community Bank	46,229	11.5	16,076	4.0	$24,114	6.0%
Total capital to risk-weighted assets:
Consolidated	52,436	13.0	32,227	8.0
Community Bank	50,357	12.5	32,152	8.0	40,190	10.0
Tier I capital to total average assets less intangible assets:
Consolidated	48,308	9.0	21,373	4.0
Community Bank	$46,229	8.7%	$21,343	4.0%	$26,679	5.0%
Risk-weighted assets:
Consolidated	$389,044
Community Bank	388,108
Risk-weighted off-balance sheet items:
Consolidated	13,789
Community Bank	13,789
Average assets for Leverage ratio:
Consolidated	534,314
Community Bank	$533,570

Management periodically purchases shares of the Company’s common stock under a stock repurchase program. For the years ended December 31, 2006, 2005 and 2004, 8,840 shares, 20,594 shares and 48,365 shares having an aggregate cost of $371, $811 and $1,957, respectively, were purchased and retired under the program. On November 17, 2004, the Board of Directors ratified the purchase of 3.0 percent or 55,931 shares of the then outstanding common stock. At December 31, 2006, 38,374 shares authorized under the program were available to be repurchased.

The Company offers its stockholders a Dividend Reinvestment Plan (“DRP”). Under the DRP, the Company registered 300,000 shares of its common stock to be sold pursuant to this plan. The DRP provides stockholders with a simple and convenient method to invest cash dividends in the Company’s common stock without payment of any brokerage commissions, while also furnishing the Company with additional funds for general corporate purposes. Main features of the DRP include the following: (i) shares will be purchased from original issuances; (ii) no optional cash payments; (iii) eligibility for all registered and street name stockholders; (iv) no minimum or maximum number of shares participation restrictions; and (v) availability of full or partial dividend reinvestment. During the years ended December 31, 2006, 2005 and 2004, 7,373 shares, 6,357 shares and 6,228 shares, respectively, were issued under the DRP.

Comm Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except per share data)

15.  Summary of quarterly financial information (unaudited):

	2006				2005
Quarter Ended	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31

Interest income:
Interest and fees on loans:
Taxable	$6,324	$6,733	$7,133	$7,267	$5,489	$5,566	$5,809	$6,121
Tax-exempt	430	446	352	328	330	347	337	315
Interest and dividends on investment securities available-for-sale:
Taxable	603	503	490	612	555	475	493	637
Tax-exempt	379	377	368	366	391	381	396	389
Dividends	11	25	14	18	8	14	10	9
Interest on federal funds sold	6	67	136	52		14	144	129

Total interest income	7,753	8,151	8,493	8,643	6,773	6,797	7,189	7,600

Interest expense:
Interest on deposits	2,820	2,991	3,197	3,348	2,380	2,363	2,522	2,732
Interest on short-term borrowings	84	60		5	79	27

Total interest expense	2,904	3,051	3,197	3,353	2,459	2,390	2,522	2,732

Net interest income	4,849	5,100	5,296	5,290	4,314	4,407	4,667	4,868
Provision for loan losses	180	225	270	215	300	158	161	163

Net interest income after provision for loan losses	4,669	4,875	5,026	5,075	4,014	4,249	4,506	4,705

Noninterest income:
Service charges, fees and commissions	752	776	769	739	811	802	720	722
Mortgage banking income	108	75	89	100	182	148	145	119
Net gains on sale of merchant services					125	110

Total noninterest income	860	851	858	839	1,118	1,060	865	841

Noninterest expense:
Salaries and employee benefits	1,790	1,918	1,903	2,037	1,795	1,843	1,778	1,818
Net occupancy and equipment	605	596	571	581	638	584	588	552
Other	1,161	1,205	1,273	1,189	1,187	1,373	1,254	1,487

Total noninterest expense	3,556	3,719	3,747	3,807	3,620	3,800	3,620	3,857

Income before income taxes	1,973	2,007	2,137	2,107	1,512	1,509	1,751	1,689
Provision for income tax expense	423	432	512	507	232	289	371	359

Net income	1,550	1,575	1,625	1,600	1,280	1,220	1,380	1,330

Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available-for-sale	(450)	(289)	868	(132)	(813)	889	(721)	(226)
Income tax expense (benefit) related to other comprehensive income (loss)	(153)	(98)	295	(45)	(276)	302	(245)	(77)

Other comprehensive income (loss), net of income taxes	(297)	(191)	573	(87)	(537)	587	(476)	(149)

Comprehensive income	$1,253	$1,384	$2,198	$1,513	$743	$1,807	$904	$1,181

Per share data:
Net income	$0.84	$0.85	$0.87	$0.87	$0.69	$0.65	$0.74	$0.72
Cash dividends declared	$0.25	$0.25	$0.25	$0.25	$0.23	$0.23	$0.23	$0.23

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Comm Bancorp, Inc. or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depository, at one of the addresses set forth below:

The Depository for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile:

(For Eligible Institutions Only)

(718) 234-5001

For Confirmation Telephone:

(877) 248-6417

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.
17 State Street, 10th Floor
New York, NY 10004

Stockholders Please Call Toll Free: (866) 909-6475
Banks and Brokers Call: (212) 440-9800

The Dealer Manager for the Offer is:

919 Third Avenue
6th Floor
New York, New York 10022
Telephone: (212) 466-7800
Toll Free: (800) 635-6851
Attn: Syndicate Desk